Exhibit 10.1

FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

by and among FRESHPET, INC.,

as Borrower,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders, and

CITY NATIONAL BANK,

together with its successors and assigns  as Lead Arranger and Administrative Agent

Dated as of May 15, 2019

137020431v13

1.	DEFINITIONS AND CONSTRUCTION.2
1.1	Definitions.2
1.2	Accounting Terms36
1.3	Code37
1.4	Construction37
1.5	Schedules and Exhibits37
2.	LOAN AND TERMS OF PAYMENT.38
2.1	Revolver Advances.38
2.2	Delayed Draw Term Loan.38
2.3	Borrowing Procedures.39
2.4	Payments.44
2.5	Promise to Pay; Promissory Notes.49
2.6	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations50
2.7	Cash Management52
2.8	Crediting Payments53
2.9	Designated Account53
2.10	Maintenance of Loan Account; Statements of Obligations53
2.11	Fees54
2.12	Letters of Credit54
2.13	LIBOR Option.61
2.14	Capital Requirements.64
2.15	Incremental Commitment66
3.	CONDITIONS; TERM OF AGREEMENT.68
3.1	Conditions Precedent to the Initial Extension of Credit68
3.2	Conditions Subsequent to the Initial Extension of Credit71
3.3	Conditions Precedent to all Extensions of Credit71
3.4	Term72
3.5	Effect of Termination72
3.6	Early Termination by Borrower73
4.	CREATION OF SECURITY INTEREST.73
4.1	Grant of Security Interest73
4.2	Negotiable Collateral73
4.3	Collection of Accounts, General Intangibles, and Negotiable Collateral73
4.4	Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required.74
4.5	Power of Attorney75
4.6	Right to Inspect75
4.7	Control Agreements75
5.	REPRESENTATIONS AND WARRANTIES75
5.1	No Encumbrances76
5.2	[Intentionally Omitted]76
5.3	FP Foods76
5.4	Equipment76

137020431v13

5.5	Location of Inventory and Equipment76
5.6	Inventory Records76
5.7	State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.76
5.8	Due Organization and Qualification; Subsidiaries.77
5.9	Due Authorization; No Conflict77
5.10	Litigation78
5.11	No Material Adverse Change78
5.12	Fraudulent Transfer79
5.13	Employee Benefits79
5.14	Environmental Condition79
5.15	Brokerage Fees79
5.16	Intellectual Property79
5.17	Leases79
5.18	Deposit Accounts and Securities Accounts80
5.19	Complete Disclosure80
5.20	Indebtedness80
5.21	Margin Stock80
5.22	Governmental Regulation80
5.23	OFAC80
5.24	Patriot Act81
5.25	No EEA Financial Institution.81
6.	AFFIRMATIVE COVENANTS.81
6.1	Accounting System81
6.2	Collateral Reporting81
6.3	Financial Statements, Reports, Certificates81
6.4	Guarantor Reports83
6.5	[Intentionally Omitted]83
6.6	Maintenance of Properties83
6.7	Taxes83
6.8	Insurance84
6.9	Location of Inventory and Equipment85
6.10	Compliance with Laws85
6.11	Leases85
6.12	Existence85
6.13	Environmental85
6.14	Disclosure Updates86
6.15	Formation of Subsidiaries86
6.16	Canadian and Dutch Subsidiaries87
6.17	Acquisition of Real Property Collateral87
7.	NEGATIVE COVENANTS88
7.1	Indebtedness88
7.2	Liens89
7.3	Restrictions on Fundamental Changes.89
7.4	Disposal of Assets89
7.5	Change Name90

137020431v13

7.6	Nature of Business90
7.7	Prepayments and Amendments90
7.8	Change of Control90
7.9	Consignments90
7.10	Distributions90
7.11	Accounting Methods91
7.12	Investments91
7.13	Transactions with Affiliates91
7.14	Suspension91
7.15	Sale-Leaseback Transactions91
7.16	Use of Proceeds91
7.17	Restriction on FP Foods92
7.18	Financial Covenants.92
8.	EVENTS OF DEFAULT94
9.	THE LENDER GROUP’S RIGHTS AND REMEDIES96
9.1	Rights and Remedies96
9.2	Remedies Cumulative99
10.	TAXES AND EXPENSES99
11.	WAIVERS; INDEMNIFICATION99
11.1	Demand; Protest; etc99
11.2	The Lender Group’s Liability for Borrower Collateral99
11.3	Indemnification100
12.	NOTICES100
13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION101
14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS105
14.1	Assignments and Participations.105
14.2	Successors108
15.	AMENDMENTS; WAIVERS108
15.1	Amendments and Waivers108
15.2	Replacement of Holdout Lender109
15.3	No Waivers; Cumulative Remedies110
16.	AGENT; THE LENDER GROUP110
16.1	Appointment and Authorization of Agent110
16.2	Delegation of Duties111
16.3	Liability of Agent111
16.4	Reliance by Agent111
16.5	Notice of Default or Event of Default112
16.6	Credit Decision112
16.7	Costs and Expenses; Indemnification113

137020431v13

16.8	Agent in Individual Capacity113
16.9	Successor Agent114
16.10	Lender in Individual Capacity114
16.11	Withholding Taxes.114
16.12	Collateral Matters.117
16.13	Restrictions on Actions by Lenders; Sharing of Payments118
16.14	Agency for Perfection119
16.15	Payments by Agent to the Lenders119
16.16	Concerning the Collateral and Related Loan Documents119
16.17	Field Examinations and Examination Reports; Confidentiality; Disclaimers

by Lenders; Other Reports and Information119

16.18	Several Obligations; No Liability120
16.19	Bank Product Providers121
16.20	Lead Arranger121
16.21	Legal Representation of Agent121
17.	GENERAL PROVISIONS121
17.1	Effectiveness121
17.2	Section Headings121
17.3	Interpretation121
17.4	Severability of Provisions121
17.5	Counterparts; Electronic Execution122
17.6	Revival and Reinstatement of Obligations; Certain Waivers.122
17.7	Confidentiality123
17.8	Integration123
17.9	Amendment and Restatement123
17.10	Keepwell124
17.11	Acknowledgement and Consent to Bail-In124
17.12	Patriot Act Notice125
17.13	No Advisory or Fiduciary Responsibility125

Exhibits

Exhibit A-1Form of Assignment and Acceptance Exhibit B-1Form of U.S. Tax Compliance Certificate Exhibit B-2Form of U.S. Tax Compliance Certificate Exhibit B-3Form of U.S. Tax Compliance Certificate Exhibit B-4Form of U.S. Tax Compliance Certificate Exhibit C-1Form of Compliance Certificate

Exhibit L-1Form of LIBOR Notice

Exhibit N-1Form of Notice of Borrowing

137020431v13

Schedules

Schedule A-1Agent’s Account

Schedule C-1Commitments

Schedule D-1Designated Account

Schedule P-1Permitted Liens

Schedule P-2Permitted Holders Schedule R-1Real Property Collateral Schedule 2.7(a)Cash Management Banks

Schedule 5.5Locations of Inventory and Equipment Schedule 5.7(a)States of Organization

Schedule 5.7(b)Chief Executive Offices

Schedule 5.7(c)Organizational Identification Numbers Schedule 5.7(d)Commercial Tort Claims

Schedule 5.8(c)Capitalization of Borrower’s Subsidiaries

Schedule 5.8(d)	Subscriptions, Options, Warrants or Calls Relating to Shares of Borrower’s Subsidiaries’ Capital Stock

Schedule 5.10Litigation

Schedule 5.14Environmental Matters Schedule 5.16Intellectual Property

Schedule 5.18Deposit Accounts and Securities Accounts Schedule 5.20Permitted Indebtedness

v

137020431v13

FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS FOURTH AMENDED AND RESTATED LOAN AND SECURITY

AGREEMENT (this “Agreement”), is entered into as of May 15, 2019, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), CITY NATIONAL BANK, a national banking association (“CNB”), as the lead arranger and administrative agent for the Lenders (in such capacity as administrative agent, together with its successors and assigns in such capacity, “Agent”), and FRESHPET, INC., a Delaware corporation (“Borrower”).

WHEREAS, Borrower and CNB, as the Agent and a Lender, are parties to that certain Third Amended and Restated Loan and Security Agreement, dated as of September 21, 2017 (as amended, restated, supplemented, or otherwise modified from time to time prior to the date hereof, the “Existing Loan Agreement”) pursuant to which CNB, as sole initial Lender, made available to Borrower a revolving loan and letter of credit facility in the aggregate maximum principal amount of $30,000,000, with an aggregate outstanding principal amount of

$15,000,000 as of the date hereof;

WHEREAS, FP Foods Realty PA, LLC, a Delaware limited liability company and a direct subsidiary of Borrower (“FP Foods”), guaranteed all of the Obligations (as defined in the Existing Loan Agreement), pursuant to that certain General Continuing Guaranty, dated as of October 5, 2016, delivered by FP Foods in favor of the Agent, and all of the Guarantied Obligations (as defined in such General Continuing Guaranty) are secured pursuant to (i) that certain Guarantor Security Agreement, dated as of October 5, 2016, between FP Foods and the Agent and (ii) the Mortgage relating to Real Property at address 146 N. Commerce Way, Bethlehem, PA 18017 (“Property A”);

WHEREAS, Borrower has requested that the Existing Loan Agreement be amended and restated to (i) increase the revolving loan facility to $35,000,000, (ii) add a delayed draw term loan facility in the aggregate maximum principal amount of $55,000,000, (iii) permit FP Foods to be dissolved after all of its assets (including, without limitation, Property A) are transferred to Borrower, subject to Agent’s continuing first priority Lien thereon, and (iii) make other changes to the Existing Loan Agreement as set forth herein; and

WHEREAS, the Agent and the Lenders have agreed to such requests, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Existing Loan Agreement as follows, without constituting a novation:

137020431v13

1.	DEFINITIONS AND CONSTRUCTION.

1.1Definitions.As used in this Agreement, the following terms shall have the following definitions:

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Borrower or its Subsidiaries.

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a General Intangible.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all of the Stock of any other Person.

“Additional Documents” has the meaning set forth in Section 4.4(c).

“Adjusted EBITDA” means, with respect to any fiscal period, Borrower’s and its Subsidiaries’ (i) consolidated gross revenue; minus (ii) the cost of goods sold; minus (iii) selling, general, and administrative expenses; minus (iv) all non-cash gains; plus (v) (a) any costs associated with the installation of refrigerators in new locations and marketing expenses incurred in connection with the introduction of new locations (all such costs and expenses, collectively, not to exceed $2,000 with respect to any location) and (b) non-recurring fees, charges and other one-time start-up costs in connection with any real property (including all buildings, fixtures, integrated equipment or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower for the purpose of developing, manufacturing and marketing pet food; provided that the aggregate amount permitted to be added back pursuant to this clause (v) for the fiscal year of Borrower ending (a) December 31, 2019, shall not exceed

$5,000,000, and (b) December 31, 2020, shall not exceed $6,000,000; plus (vi) all non-cash expenses or losses, including any depreciation and amortization expense; plus (vii) any costs or expenses incurred pursuant to any stock option plan or any other management or employee benefit plan, agreement or any stock subscription or stockholders agreement; plus (viii) other non-recurring fees, charges and other expenses that have been approved by the Required Lenders.

“Advances” has the meaning set forth in Section 2.1.

137020431v13

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of Section 7.13 hereof:  (a) any Person which owns  directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or member of a joint venture shall be deemed an Affiliate of such Person.

“Agent” has the meaning set forth in the preamble to this Agreement. “Agent Advances” has the meaning set forth in Section 2.3(f)(i).

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on

Schedule A-1.

“Agent’s Liens” means the Liens granted by Borrower or its Subsidiaries to Agent under this Agreement or the other Loan Documents.

“Agreement” has the meaning set forth in the preamble hereto. “Applicable Cross-Default Amount” means $500,000.

“Applicable Margin” means, as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the most recent Leverage Ratio calculation delivered to Agent pursuant to Section 6.3 of the Agreement (the “Leverage Ratio Calculation”); provided, that for the period from the Restatement Effective Date through and including the first day of the month following the date on which Agent receives the Leverage Ratio Calculation in respect of the testing period ending June 30, 2019, the Applicable Margin shall be set at the margin in the row styled “Level I”; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled “Level I”:

Level	Leverage Ratio	Applicable Margin Relative to Base Rate Loans (the “Base Rate Margin”)	Applicable Margin Relative to LIBOR Rate Loans (the “LIBOR Rate Margin”)

137020431v13

I	Greater than 2.50:1.00	1.00 percentage points	2.00 percentage points
II	Greater than 1.25:1.00 and less than or equal to 2.50:1.00	0.75 percentage points	1.75 percentage points
III	Less than or equal to 1.25:1.00	0.50 percentage points	1.50 percentage points

Except as set forth in the foregoing proviso, the Applicable Margin shall be based upon the most recent Leverage Ratio Calculation, which will be calculated as of the end of each fiscal quarter. Except as set forth in the foregoing proviso, the Applicable Margin shall be re-determined quarterly on the first day of the month following the date of delivery to Agent of the certified calculation of the Leverage Ratio pursuant to Section 6.3 (each such date, a “Redetermination Date”); provided, however, that if Borrower fails to provide such certification when such certification is due, the Applicable Margin shall be set at the margin in the row styled “Level I” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by  the failure to timely deliver such certification, the Applicable Margin shall be set at the margin based upon the calculations disclosed by such certification. In the event that the information regarding the Leverage Ratio contained in any certificate delivered pursuant to Section 6.3 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin actually applied for such Applicable Period, then (i) Borrower shall promptly deliver to Agent a correct certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the correct Applicable Margin (as set forth in the table above) were applicable for such Applicable Period, and (iii) Borrower shall promptly deliver to Agent full payment in respect of the accrued additional interest as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by Agent to the affected Obligations.

“Application Event” means the occurrence of (a) a failure by Borrower to repay all of the Revolver Obligations in full on the Revolver Maturity Date, (b) a failure by Borrower to repay all of the Delayed Draw Term Loan Obligations in full on the Delayed Draw Term Loan Maturity Date, or (c) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b) of this Agreement.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any

137020431v13

Person (other than a natural Person) or any Affiliate of any Person (other than a natural Person) that administers or manages such Lender.

“Assignee” has the meaning set forth in Section 14.1(a).

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Authorized Person” means any officer or employee of Borrower.

“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances or Delayed Draw Term Loan, as applicable, hereunder (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves then applicable hereunder).

“Bail-In Action” means the exercise of any Write-down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product” means any financial accommodation extended to Borrower or its Subsidiaries by a Bank Product Provider (other than pursuant to this Agreement) including:

(a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or

(g)	transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Borrower or its Subsidiaries are obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product

137020431v13

Provider with respect to the Bank Products provided by such Bank Product Provider to Borrower or its Subsidiaries.

“Bank Product Provider” means any Person that at the time it enters into a Bank Product Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Bank Product Agreement.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base LIBOR Rate” means a rate per annum determined by Agent (which determination shall be conclusive and binding absent manifest error), rounded upwards, if necessary, to the nearest 1/16 of 1.00%, equal to the rate of interest which is identified and normally published by Bloomberg on the applicable page as the offered rate for loans in United States dollars for the applicable Interest Period; provided that, if the Base LIBOR Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The rate is set by the ICE Benchmark Administration or any successor determining administrator as of 11:00 a.m. (London time) on the second Business Day preceding the first day of each Interest Period. If Bloomberg (or another nationally-recognized rate reporting source acceptable to the Agent) no longer reports such rate or the Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to the Agent in the London Interbank Market or if such index no longer exists or if the applicable Bloomberg page no longer exists or accurately reflects the rate available to the Agent in the London Interbank Market, “Base LIBOR Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Agent in its discretion.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the greatest of (a) the Federal Funds Rate plus 0.50%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, and (c) the Prime Rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Agent and  the Lenders may make commercial loans or other loans at rates of interest at, above or below the Base Rate. If, for any reason, the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Federal Funds Rate or the “Prime Rate”, as the case may be, shall be effective on the effective date of such change in the Federal Funds Rate or the “Prime Rate”, as applicable.

“Base Rate Loan” means the portion of an Advance, a Delayed Draw Term Loan or any Incremental Term Loan that bears interest at a rate determined by reference to the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

137020431v13

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any Subsidiary or ERISA Affiliate of Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means the board of directors (or comparable managers) of Borrower or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Books” means all of Borrower’s and its Subsidiaries’ now owned or hereafter acquired books and records (including all of their Records indicating, summarizing, or evidencing their assets (including the Collateral) or liabilities, all of Borrower’s and its Subsidiaries’ Records relating to their business operations or financial condition, and all of their goods or General Intangibles related to such information).

“Borrower” has the meaning set forth in the preamble to this Agreement. “Borrower Collateral” means all of Borrower’s now owned or hereafter acquired right, title, and interest in and to each of the following:

(a)	all of its Accounts,

(b)	all of its Books,

(c)	all of its commercial tort claims described on Schedule 5.7(d),

(d)	all of its Deposit Accounts,

(e)	all of its Equipment,

(f)	all of its General Intangibles,

(g)	all of its Inventory,

(h)	all of its Investment Property (including all of its securities and Securities

Accounts),

(i)	all of its Negotiable Collateral,

(j)	all of its Supporting Obligations,

(k)	money or other assets of Borrower that now or hereafter come into the possession, custody, or control of any member of the Lender Group, and

(l)the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, Supporting Obligations, money, or other tangible

137020431v13

or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof; provided that “Borrower Collateral” shall not include the Excluded Property; provided, further, that if and when any property shall cease to be Excluded Property, “Borrower Collateral” shall include such property and a Lien on and security interest in such property shall be deemed granted therein.

“Borrowing” means a borrowing hereunder consisting of Advances (or term loans, in the case of the Delayed Draw Term Loan) made on the same day by the Lenders (or Agent on behalf thereof), or by Agent in the case of an Agent Advance.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of California, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Canadian Subsidiary” means Professor Connors Canada, Inc., a company organized under the laws of the province of Ontario.

“Canadian Subsidiary Dissolution” means any of the consolidation, combination or merger of the Canadian Subsidiary with and into Borrower or the liquidation, wind up, dissolution or other similar transaction reasonably approved by the Agent, of the Canadian Subsidiary (in each case, including any similar transaction under local law governing of such Subsidiary); provided, that if the aggregate Net Cash Proceeds received from all such transactions are in an amount greater than $1,000,000, the remaining assets of the Canadian Subsidiary (if any) and any proceeds of any of the foregoing shall be transferred to Borrower.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed excluding (a) interest capitalized during such period, (b) any expenditure described above to the extent such expenditure is part of the aggregate amounts payable as consideration for any Permitted Acquisition consummated during or prior to such period, (c) to the extent permitted by this Agreement, a reinvestment of the Net Cash Proceeds of any Disposition by Borrower or any of its Subsidiaries in accordance with Section 2.4(e)(ii),

(d)expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of Borrower and the Subsidiaries, (e) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by, or for which Borrower or any Subsidiary receives reimbursement in cash from, a third party and for which none of Borrower or any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period), and (f) other

137020431v13

expenditures that Agent determines in its discretion to exclude from this definition of “Capital Expenditures”.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. Notwithstanding anything else set forth herein, any lease that was or would have been treated as an operating lease under GAAP as in effect on the Restatement Effective Date that would be treated as a capital lease solely as a result of a change in GAAP after the Restatement Effective Date shall always be treated as an operating lease for all purposes and at all times under this Agreement.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investor Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“Cash Management Account” has the meaning set forth in Section 2.7(a).

“Cash Management Agreements” means those certain cash management agreements, in form and substance reasonably satisfactory to Agent, each of which is among Borrower or one of its Subsidiaries, Agent, and one of the Cash Management Banks.

“Cash Management Bank” has the meaning set forth in Section 2.7(a).

“CFC” means any Subsidiary of a Loan Party that is a controlled foreign corporation (as that term is defined in Section 957 of the IRC).

“CFC Holdco” means any Subsidiary of a Loan Party substantially all of the assets of which consist of the Stock (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) or Stock and indebtedness of any CFC or any other CFC Holdco.

137020431v13

“Change of Control” means:

(a)any Person or two or more Persons acting in concert (other than Permitted Holders), shall have acquired beneficial ownership, directly or indirectly, of Stock of Borrower (or other securities convertible into such Stock) representing 35% or more of the combined voting power of all Stock of Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Borrower; or

(b)any Person or two or more Persons acting in concert (other than Permitted Holders), shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Borrower or control over the Stock of such Person entitled to vote for members of the Board of Directors of Borrower on a fully-diluted basis (and taking into account all such Stock that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such Stock; or

(c)Borrower shall cease to hold 100% of the Stock and voting power of each of its Subsidiaries that it a Guarantor (other than in connection with any transaction permitted pursuant to Section 7.3).

“Change in Law” means the occurrence after the date of the Agreement of:

(a)	the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty,

(b)any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Chillers” means a refrigerated unit out of which Borrower’s products are sold. “Code” means the California Uniform Commercial Code, as in effect from time to time; provided, however, , that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

137020431v13

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower or its Subsidiaries in or upon which a Lien is granted under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Borrower’s or its Subsidiaries’ Books, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

“Commercial Tort Claim Assignment” has the meaning set forth in

Section 4.4(b).

“Commitment” means, with respect to each Lender, its Revolver Commitment or its Delayed Draw Term Loan Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments or their Delayed Draw Term Loan Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made  in  accordance  with  the  provisions  of  Section 14.1.

“Commitment Increase Notice” has the meaning set forth in Section 2.15(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in  the  form  of  Exhibit C-1 delivered by the chief financial officer of Borrower to Agent.

“Consolidated Funded Indebtedness” means, with respect to any Person at any date, all Indebtedness for borrowed money of such Person, determined on a consolidated basis in accordance with GAAP (other than Subordinated Debt and Permitted Preferred Stock), including, in any event, but without duplication, with respect to Borrower and its Subsidiaries, the Advances, Purchase Money Indebtedness, and the amount of their Capitalized Lease Obligations, in each case exclusive of Indebtedness owed by one Loan Party to another Loan Party and any Indebtedness in respect of any of the foregoing.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account), including without limitation, that certain Deposit Account Control Agreement, dated as of May 18, 2015, among Borrower, the Agent and Bank of America, N.A, in each case, as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance to the terms thereof and hereof.

137020431v13

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Daily Delayed Draw Term Loan Unused Line Fee” means, as of any date, the product of (a) the aggregate amount of remaining Delayed Draw Term Loan Commitments on such date times (b) 0.30% per annum (calculated in accordance with the provisions of Section 2.11(c)).

“Daily Revolver Unused Line Fee” means, as of any date, the product of (a) the difference between (i) the aggregate amount of Revolver Commitments on such date minus

(ii) the Revolver Usage on such date times (b) 0.30% per annum (calculated in accordance with the provisions of Section 2.11(b)).

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement on the date that it is required to do so under the Agreement (including the failure to make a required payment in connection with a Letter of Credit Disbursement), (b) notified Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to  its  obligations  to  fund  any  amounts  required  to  be  funded  by  it  under  the Agreement,

(e)otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement on the date that it is required to do so under the Agreement, or

(f)	(i) becomes or is insolvent or has a parent company that has become or is insolvent or

(ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding  or appointment.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Delayed Draw Term Loan” has the meaning set forth in Section 2.2(a).

“Delayed Draw Term Loan Amount” means $55,000,000, as such amount may be reduced from time to time in accordance with the provisions hereof.

“Delayed Draw Term Loan Commitment” means, with respect to each Lender, its Delayed Draw Term Loan Commitment, and, with respect to all Lenders, their Delayed Draw

137020431v13

Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 14.1.

“Delayed Draw Term Loan Commitment Expiration Date” means the earlier to occur of (a) May 15, 2021, and (b) the date when the Delayed Draw Term Loan Commitments have been reduced to $0.

“Delayed Draw Term Loan Maturity Date” means May 15, 2024.

“Delayed Draw Term Loan Obligations” means all Obligations in respect of or relating to the Delayed Draw Term Loan (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses) in respect thereof).

“Delayed Draw Term Loan Unused Line Fee” has the meaning set forth in Section 2.11(c).

“Deposit Account” means any deposit account (as that term is defined in the

Code).

“Designated Account” means the Deposit Account of Borrower identified on

Schedule D-1, as such Schedule may be updated by Borrower with the consent of the Agent.

“Disbursement Letter” means an instructional letter executed and delivered by Borrower to Agent regarding the extensions of credit to be made on the Restatement Effective Date, the form and substance of which is reasonably satisfactory to Agent.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, whether voluntary or involuntary and including any casualty losses or condemnations or other loss or destruction of any property of Borrower or any of its Subsidiaries.

“Distribution” has the meaning set forth in Section 7.10.

“Division/Series Transaction” means, with respect to the Loan Parties and their Subsidiaries, that any such Person (a) divides into two or more Persons (whether or not the original Loan Party or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case as contemplated under the laws of any jurisdiction.

“Dollars” or “$” means United States dollars.

“Dutch Subsidiary” means Freshpet NE B.V., a company organized under the laws of Netherlands.

137020431v13

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution

“Eligible Equipment” means (a) the purchase of refrigerators, and (b) the purchase of Equipment to be used at new or existing production facilities of Borrower.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of Borrower, its Subsidiaries, or any of their predecessors in interest,

(b)from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower, its Subsidiaries, or any of their predecessors in interest.

“Environmental Indemnity” means, with respect to any Real Property, an environmental indemnity agreement (whether provided as a separate document or included in another document required to be delivered to the Agent pursuant to this Agreement or any other Loan Document in connection with such Real Property), executed by the Loan Parties, in form and substance reasonably satisfactory to the Agent.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial  or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, including the Comprehensive  Environmental Response Compensation and Liability Act, 42 USC §9601 et seq.; the Resource Conservation and  Recovery  Act,  42  USC  §6901   et  seq.;  the  Federal   Water  Pollution   Control   Act,  33 USC §1251 et seq.; the Toxic Substances Control Act, 15 USC §2601 et seq.; the Clean Air Act, 42 USC §7401 et seq.; the Safe Drinking Water Act, 42 USC §3803 et seq.; the Oil Pollution Act of 1990, 33 USC §2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC §11001 et seq.; the Hazardous Material Transportation Act, 49 USC §1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the

137020431v13

extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental  Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” means equipment (as that term is defined in the Code) and includes machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of Borrower or its Subsidiaries under IRC Section 414(o).

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor Person) from time to time.

“Event of Default” has the meaning set forth in Section 8.

“Excess Cash Flow” means, with respect to any fiscal period and with respect to Borrower determined on a consolidated basis in accordance with GAAP the result of:

(a)	TTM EBITDA, minus

(b)	the sum of

(i)	the cash portion of Interest Expense paid during such fiscal period,

(ii)	the cash portion of income taxes paid during such period,

137020431v13

(iii)all scheduled principal payments made in respect of the Delayed Draw Term Loan during such period,

(iv)	the cash portion of unfinanced Capital Expenditures made during such period, and

(v)	all other cash amounts added back in the determination of TTM EBITDA for such period.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Deposit Account” means a deposit account used solely for (i) 401(k) or other employee benefit plans, (ii) tax deposits, (iii) trust or escrow or fiduciary accounts, (iv) petty cash accounts or (v) zero balance accounts.

“Excluded Hedge Obligations” means, with respect to any Guarantor, any Hedge Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest pursuant to the Loan Documents to secure, such Hedge Obligation (or any guarantee thereof) is or would otherwise have become illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 17.10 hereof and any other “keepwell, support or other agreement” for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Hedge Obligations by other Loan Parties) at the time the Guaranty of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Hedge Obligation.  If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Property” means (i) any Stock in or assets of any Excluded Subsidiary (other than 65% of the outstanding voting Stock (and 100% of the outstanding non-voting Stock) of any CFC or CFC Holdco that is a direct Subsidiary of a Loan Party), (ii) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of Borrower if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or Lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided, that, (A) the foregoing exclusions of this clause (ii) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the Code or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit Agent’s security interest or Lien notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license

137020431v13

agreement and (B) the foregoing exclusions of clauses (i) and (ii) shall in no way be construed to limit, impair, or otherwise affect any of Agent’s, any other member of the Lender Group’s or any Bank Product Provider’s continuing security interests in and Liens upon any rights or interests of Borrower in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or Stock (including any Accounts or Stock),  or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, or Stock), (iii) leasehold interests in any real property with fair market value lower than $10,000,000, for any such property individually; provided that in no event shall the foregoing be construed to modify the requirements in Section 6.9 with respect to any such real property and (iv) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under  applicable federal law, provided that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall not be considered Excluded Property.

“Excluded Subsidiary” means any Subsidiary of a Loan Party that is a CFC, a CFC Holdco or a direct or indirect Subsidiary of a CFC or CFC Holdco.

“Excluded Tax” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a loan under this Agreement or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.3(d)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 16.11, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 16.11 and (d) any withholding Taxes imposed under FATCA.

“Existing Loan Agreement” has the meaning set forth in the recitals to this

Agreement.

“Fee Letter” means that certain Amended and Restated Fee Letter, dated as of even date herewith, between Borrower and Agent, as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance to the terms thereof and hereof.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not

137020431v13

materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any applicable agreements entered into pursuant to Section 1471(b)(1) of the IRC, any applicable intergovernmental agreements with respect to the implementation of such Sections of the IRC, and any fiscal or regulatory legislation, rules or official administrative practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“Fixed Charges” means with respect to Borrower and its Subsidiaries for any period, the sum, without duplication, of (a) Interest Expense and (b) principal payments required to be paid during such period in respect of the Indebtedness.

“Fixed Charge Coverage Ratio” means, with respect to Borrower and its Subsidiaries on a consolidated basis, for any period, the ratio of (i) TTM EBITDA for such period minus the sum of (A) Maintenance Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period plus (B) all federal, state, and local income taxes paid in cash during such period, plus (C) all Distributions made during such period, to (ii) Fixed Charges for such period.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“FP Foods” has the meaning set forth in the recitals to this Agreement.

“FP Foods Dissolution” means the dissolution of FP Foods on or prior to December 31, 2019 (or such later date as the Agent may agree); provided, that, on or prior to Restatement Effective Date any remaining assets of FP Foods (including, without limitation, Property A) shall have been transferred to Borrower, subject to Agent’s continuing first priority Lien thereon.

“Funding Date” means the date on which a Borrowing occurs. “Funding Losses” has the meaning set forth in Section 2.13(b)(ii).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

137020431v13

“General Intangibles” means general intangibles (as that term is defined in the Code), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any other personal property other than Accounts, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantors” means each Subsidiary of Borrower that executes, or otherwise becomes a party to, a Guaranty, including pursuant to the provisions of Section 6.15 of this Agreement, and “Guarantor” means any one of them. For the avoidance of doubt, no Excluded Subsidiary shall be a Guarantor.

“Guarantor Security Agreement” means one or more security agreements executed and delivered by each Guarantor in favor of Agent, in each case, in form and substance reasonably satisfactory to Agent.

“Guaranty” means that certain general continuing guaranty executed and delivered by each Guarantor in favor of Agent, in form and substance reasonably satisfactory to Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”,

(b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all agreements or documents now existing or hereafter entered into by Borrower or any of its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with

137020431v13

respect to, these or similar transactions, for the purpose of hedging Borrower’s or any of its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Borrower or its Subsidiaries arising under, owing pursuant to, or existing in respect of any Hedge Agreements.

“Holdout Lender” has the meaning set forth in Section 15.2(a). “Increased Amount Date”  has the meaning set forth in Section 2.15(b).

“Incremental Facility Supplement” has the meaning set forth in Section 2.15(d). “Incremental Term Loan” has the meaning set forth in Section 2.15(a).

“Incremental  Term Loan Commitment”has the meaning set forth in Section

2.15(a).

“Incremental Term Loan Obligations” all Obligations in respect of or relating to any Incremental Term Loans (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses) in respect thereof).

“Incremental Term Note” has the meaning set forth in Section 2.15. “Indebtedness” means (a) all obligations for borrowed money (and Prohibited

Preferred Stock), (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables, deferred rent, taxes or compensation incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all Hedge Obligations, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

“Indemnified Liabilities” has the meaning set forth in Section 11.3. “Indemnified Person” has the meaning set forth in Section 11.3.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal

137020431v13

bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Installed Store” means a store or other place of business not owned, leased or operated by a Loan Party or any of its Affiliates in which Borrower’s products are maintained and sold.

“Intercompany Subordination Agreement” means that certain Amended and Restated Intercompany Subordination Agreement, dated as of November 13, 2014, executed and delivered by Borrower, the Canadian Subsidiary and Agent, as supplemented by (i) that certain Joinder Agreement, dated as of October 5, 2016, by and among FP Foods, Borrower and the Agent, (ii) that certain Joinder Agreement, dated as of September 21, 2017, by and among Freshpet Europe LTD, a United Kingdom private limited company, Borrower and the Agent and

(iii) that certain Joinder Agreement, dated as of May 15, 2019, by and among the Dutch Subsidiary, Borrower and the Agent, and as the same may be further amended, restated, supplemented, or otherwise modified from time to time in accordance to the terms thereof and hereof.

“Interest Expense” means, for any period, the aggregate of the cash interest expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3 or 6 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, (e) Borrower may not elect an Interest Period with respect to any Advances which will end after the Revolver Maturity Date, (f) Borrower may not elect an Interest Period with respect to any portion of the Delayed Draw Term Loan which will end after the Delayed Draw Term Loan Maturity Date and (g) Borrower may not elect an Interest Period with respect to any portion of an Incremental Term Loan which will end after the maturity date of such Incremental Term Loan.

“Inventory” means inventory (as that term is defined in the Code).

137020431v13

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Property” means investment property (as that term is defined in the

Code).

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time. “Issuing Lender” means CNB or any other Lender that, at the request of Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit pursuant to Section 2.12.

“L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“Lender” and “Lenders” have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 14.1 or Section 2.15(c).

“Lender Group” means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agent.

“Lender Group Expenses” means all (a) documented costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Borrower or its Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), real estate surveys, real estate title policies and endorsements, and environmental examinations, (c) costs and expenses incurred by Agent in the disbursement of funds to Borrower or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) documented reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell  the  Collateral,  or  any  portion  thereof,  irrespective  of  whether  a  sale  is consummated,

(f) documented audit fees and expenses of Agent related to audit examinations of the Books to the extent  of the fees  and  charges  (and  up  to  the amount  of any limitation) contained  in this

137020431v13

Agreement, (g) documented reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Borrower or any its Subsidiaries, (h) Agent’s and each Lender’s documented reasonable costs and expenses (including attorneys’ fees of one primary counsel and one local counsel in each relevant jurisdiction) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (i) Agent’s and each Lender’s documented reasonable costs and expenses (including attorneys’, accountants’, consultants’, and other advisors’ fees and expenses) incurred in terminating, enforcing (including attorneys’, accountants’, consultants’, and other advisors’ fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” has the meaning set forth in Section 2.12(a).

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.12(d) of this Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Lenders holding a Revolver Commitment in an amount equal to 105% of the then existing Letter of Credit Usage,

(b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Lender, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Letter of Credit Usage on such date.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“Leverage Ratio” means, as of any date of determination, the ratio of

(a)Consolidated Funded Indebtedness of Borrower and its Subsidiaries as of such date of determination to (b) TTM EBITDA of Borrower and its Subsidiaries as of such date of determination.

137020431v13

“LIBOR Deadline” has the meaning set forth in Section 2.13(b)(i). “LIBOR Notice” means a written notice in the form of Exhibit L-1. “LIBOR Option” has the meaning set forth in Section 2.13(a).

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent (rounded upwards, if necessary, to the next 1/16th of one percent) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of an Advance, a Delayed Draw Term Loan or any Incremental Term Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property. For the avoidance of doubt, the term “Lien” shall not be deemed to include any nonexclusive intellectual property license.

“Loan” an Advance, a Delayed Draw Term Loan or an Incremental Term Loan, as applicable; and “Loans” means the aggregate of all Advances, all Delayed Draw Term Loans and all Incremental Term Loans, as applicable, outstanding at any given time.

“Loan Account” has the meaning set forth in Section 2.10.

“Loan Documents” means this Agreement, the Master Reaffirmation Agreement, the Cash Management Agreements, the Control Agreements, the Fee Letter, any Guarantor Security Agreement, each Guaranty, the Intercompany Subordination Agreement, the Mortgages, any Environmental Indemnity, the Stock Pledge Agreement, the Trademark Security Agreement, any Incremental Facility Supplement, any note or notes executed by Borrower in connection with this Agreement and payable to a Lender, and any other agreement entered into, now or in the future, by Borrower and Agent or any Lender in connection with either this Agreement or the Existing Loan Agreement.

“Loan Parties” means Borrower and each Guarantor, and “Loan Party” means any one of them.

137020431v13

“Maintenance Capital Expenditures” means, for any period, the sum of (without duplication) (a) Capital Expenditures made during such period on account of the maintenance of the Equipment of Borrower and its Subsidiaries, and (b) the higher of (i) actual amount spent on Capital Expenditures made during such period on account of maintenance of the Chillers and (ii) Capital Expenditures made during such period on account of maintenance of the Chillers, calculated as the product of (x) the total number of Installed Stores as of the end of such period multiplied by (y) $16.

“Margin Stock” means “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States (or any successor) as in effect from time to time.

“Master Reaffirmation Agreement” means that certain Master Reaffirmation Agreement, dated as of even date herewith, executed and delivered by Borrower, each of its Subsidiaries, and Agent, as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance to the terms thereof and hereof.

“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of Borrower’s and its Subsidiaries’ ability to perform their respective obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of Borrower or its Subsidiaries.

“Material Contract” means, with respect to any Person, (a) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $2,500,000 or more (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium), and

(b)all other contracts or agreements, the loss or termination of which could reasonably be expected to result in a Material Adverse Change.

“Maximum Commitment Amount” has the meaning set forth in Section 2.15(a). “Maximum Revolver Amount” means $35,000,000, as such amount may be reduced from time to time in accordance with the provisions hereof.

“Mortgages” means, individually and collectively, (i) that certain Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of October 5, 2016, made by and from FP Foods to Agent, and recorded with the Recorder of Deeds, Northampton County, Pennsylvania, in Book 2016-1, Starting Page 231021, relating to Property A, as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance to the terms thereof and hereof, (ii) that certain Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of October 5,

137020431v13

2016, made by and from Borrower to Agent, and recorded with the Recorder of Deeds, Northampton County, Pennsylvania, in Book 2016-1, Starting Page 231055, in each case, relating to Property B, as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance to the terms thereof and hereof, and (iii) any other mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Borrower or its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

“Negotiable Collateral” means letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper).

“Net Cash Proceeds” means, (i) with respect to any Disposition by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement),

(B)reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (C) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (D) net income taxes paid or reasonably estimated to be payable in connection with such Disposition and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or the sale or issuance by any Person or any of its Subsidiaries of any shares of its Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (A) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (B) transfer taxes paid by such Person or such Subsidiary in connection therewith and (C) net income taxes paid or reasonably estimated to be payable in connection therewith; in each case of clause (i) and (ii) to the extent, but only to the extent, that the amounts so deducted are properly attributable to such transaction or to the asset that is the subject thereof.

“New Lender” has the meaning set forth in Section 2.15(c).

“Non-Defaulting Lender” means, at any time, a Lender that at such time is not a Defaulting Lender.

“Obligations” means (a) all loans (including Delayed Draw Term Loan and, if the Incremental Term Loan Facility shall be activated, Incremental Term Loans), Advances, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrower’s Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including  the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any

137020431v13

fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrower to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or  to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations; provided that, notwithstanding the foregoing, the Obligations shall exclude any Excluded Hedge Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Originating Lender” has the meaning set forth in Section 14.1(f).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made at the request of a Loan Party).

“Overadvance” has the meaning set forth in Section 2.4(e)(i). “Participant” has the meaning set forth in Section 14.1(f). “Participant Register” has the meaning set forth in Section 14.1(f). “Patriot Act” has the meaning set forth in Section 5.24. “Permitted Acquisition” means any Acquisition so long as:

(a)no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

(b)Borrower has provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations

137020431v13

and inclusions to be mutually and reasonably agreed upon by Borrower and Agent) created by adding the historical combined financial statements of Borrower (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Borrower and its Subsidiaries would have been in compliance with the financial covenants in Section 7.18 of the Agreement for the 4 fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed Acquisition,

(c)Borrower has provided Agent with its due diligence package relative to  the proposed Acquisition, consisting of, to the extent reasonably available, forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to  be acquired, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis),

(d)	[Intentionally Omitted],

(e)Borrower has provided Agent with written notice of the proposed Acquisition at least 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent,

(f)the assets being acquired (other than a de minimis amount of assets in relation to Borrower’s and its Subsidiaries’ total assets), or the Person whose Stock is being acquired, are useful in or engaged in, as applicable, the business of Borrower and its Subsidiaries or a business reasonably related thereto,

(g)the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or Canada, or the Person whose Stock is being acquired is organized in a jurisdiction located within the United States or Canada,

(h)the subject assets or Stock, as applicable, are being acquired directly by Borrower or a Subsidiary, and, in connection therewith, such Borrower or Subsidiary shall have provided such documents and instruments as requested are required by Section 6.15 of the Agreement), and

(i)the consideration payable in respect of the proposed Acquisition shall be composed solely of (i) common Stock of Borrower, (ii) proceeds of equity contributions made to Borrower by a Permitted Holder for the purpose of funding, in whole or in part, a proposed Acquisition, or (iii) Subordinated Debt permitted under this Agreement.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.

137020431v13

“Permitted Dispositions” means (a) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business or no longer used or useful, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, or the lapse of intellectual property that is immaterial or no longer used in or necessary to its business,  (e)  any Dispositions  of  any property  by any Subsidiary   to  Borrower  to  the  extent

(i) any resulting Investment constitutes a Permitted Investment, (ii) the foregoing constitutes a distribution permitted pursuant to Section 7.10, or (iii) the foregoing constitutes a transaction permitted by Section 7.3, (f) any Disposition or issuance by Borrower of its own equity interests to the extent that any such issuance does not result in a Change of Control, (g) any other Disposition of property of Borrower; provided that the aggregate consideration received during any   fiscal   year   of   Borrower   for   all   such   Dispositions   shall   not   exceed   $1,000,000,

(h) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar property or (ii) the proceeds of such Disposition are promptly applied  to the purchase price of such similar property, (i) Dispositions of accounts receivables in connection with the collection or compromise thereof in the ordinary course of business, (j) the granting of a Permitted Lien, and (k) Dispositions resulting from property loss events or takings and transfers of property that has suffered a property loss event or a taking (constituting a total loss or constructive total loss of such property) upon receipt of the Net Cash Proceeds of such property loss event or taking; provided however that in no event shall sales or other dispositions of Real Property Collateral be considered a Permitted Disposition.

“Permitted Holders” means the Persons identified on Schedule P-2 hereto. “Permitted  Investments”  means (a)  Investments  in cash and Cash   Equivalents,

(b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) loans and advances to officers, managers, directors and employees of any Loan Party in the ordinary course of business for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (e) Investments resulting from entering into any Hedge Agreements, (f) Investments received in settlement of amounts due to Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to Borrower or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of Borrower or its Subsidiaries, (g) Permitted Acquisitions, (h) Investments by a Loan Party in another Loan Party,

(i) other Investments in an aggregate outstanding amount not to exceed $1,000,000 at any time,

(j) any Investment owned by a Person at the time such Person is acquired and becomes a Subsidiary pursuant to a Permitted Acquisition; provided that such Investment was not made in connection with or in contemplation of such Permitted Acquisition, (k) any Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of an insurable event to the extent such assets were covered by casualty insurance maintained by Borrower or a Subsidiary, (l) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment, in each such case in the ordinary course of business, and (m) any other Investments (other than an Investment that constitutes  an Acquisition) made with  the proceeds  of equity interests  issued  by Borrower to a

137020431v13

Permitted Holder. For purposes of covenant compliance, the amount of any Permitted  Investment shall be the amount actually invested less cash returns on such Investment.

“Permitted Liens” means (a) Liens held by Agent, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof,

(f)Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent by more than 30 days, or (ii) are the subject of Permitted Protests, (g) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance, (h) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money, (i) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere  with or impair the use or operation thereof and (l) Liens securing Subordinated Debt.

“Permitted Preferred Stock” means and refers to any Preferred Stock issued by Borrower (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Stock.

“Permitted Protest” means the right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or any of its Subsidiaries, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness that does not constitute Subordinated Debt and that is incurred after the Restatement Effective Date in an aggregate amount outstanding at any one time not in excess of $2,000,000, plus any Purchase Money Indebtedness used to finance the purchase of Chillers.

“Preferred Stock” means, as applied to the Stock of any Person, the Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person.

“Prime Rate” means, as of any time of determination, a fluctuating per annum rate of interest equal at all times to the rate of interest in effect for such day as announced from time

137020431v13

to time by CNB as its “prime rate”. Any change in the prime rate announced by CNB shall take effect at the opening of business on the day specified in the public announcement of such change.

“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than       6 months after the later of the Revolver Maturity Date, the Delayed Draw Term Loan Maturity Date and the maturity date of any Incremental Term Loan, or, on or before the date that is less than 6 months after the later of then extant Revolver Maturity Date, the Delayed Draw Term Loan Maturity Date and the maturity date of any Incremental Term Loan, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).

“Property A” has the meaning set forth in the recitals to this Agreement. “Property B” means Real Property at address 176 N. Commerce Way, Bethlehem,

PA 18017.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, (c) cash flow statements, and (d) statement of projected capital expenditures, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(a)with respect to a Lender’s obligation to make Advances and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing

(y)such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances,

(b)with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding

137020431v13

principal amount of such Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances,

(c)	[Intentionally Omitted],

(d)with respect to a Lender’s obligation to make a Delayed Draw Term Loan and receive payments of interest, fees, and principal with respect thereto, (i) prior to the Delayed Draw Term Loan Commitment Expiration Date, (y) the sum of (A) such Lender’s remaining Delayed Draw Term Loan Commitment, and (B) the outstanding principal balance of such Lender’s Delayed Draw Term Loans, by (z) the sum of (A) the aggregate amount of all Lenders’ remaining Delayed Draw Term Loan Commitments, and (B) the aggregate outstanding principal balance of all Delayed Draw Term Loans, and (ii) from and after the Delayed Draw Term Loan Commitment Expiration Date, the percentage obtained by dividing (y) the outstanding principal balance of such Lender’s Delayed Draw Term Loans by (z) the aggregate outstanding principal balance of all Delayed Draw Term Loans,

(e)with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 16.7), the percentage obtained by dividing (i) the sum of (A)(x) prior to the termination or the reduction to zero of the Revolver Commitments, such Lender’s Revolver Commitment, or (y) from and after the termination or the reduction to zero of the Revolver Commitments, the sum of the outstanding principal amount of such Lender’s Advances plus such Lender’s ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit, plus (B) (x) prior to the Delayed Draw Term Loan Commitment Expiration Date, the sum of (I) such Lender’s remaining Delayed Draw Term Loan Commitment, and (II) the outstanding principal balance of such Lender’s Delayed Draw Term Loans, or (y) from and after the Delayed Draw Term Loan Commitment Expiration Date, the outstanding principal balance of such Lender’s Delayed Draw Term Loans, by (ii) the sum of (A)

(x) prior to the termination or the reduction to zero of the Revolver Commitments, the aggregate amount of Revolver Commitments of all Lenders, or (y) from and after the termination or the reduction to zero of the Revolver Commitments, the sum of outstanding principal amount of all Advances plus the aggregate amount of the Risk Participation Liability with respect to all outstanding Letters of Credit, plus (B) (x) prior to the Delayed Draw Term Loan Commitment Expiration Date, the sum of (I) the aggregate amount of all Lenders’ remaining Delayed Draw Term Loan Commitments, and (II) the aggregate outstanding principal balance of all Delayed Draw Term Loans, or (y) from and after the Delayed Draw Term Loan Commitment Expiration Date, the aggregate outstanding principal balance of all Delayed Draw Term Loans.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 90 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Qualified ECP Guarantor” shall mean, in respect of any Hedge Obligation, each Guarantor with total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Hedge Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an

137020431v13

“eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower or any of its Subsidiaries and the improvements thereto.

“Real Property Collateral” means the Real Property identified on Schedule R-1 and any Real Property hereafter acquired by Borrower or any of its Subsidiaries; provided that Real Property Collateral shall not include Excluded Property, so long as such Real Property Collateral constitutes Excluded Property.

“Recipient” means (a) the Agent, (b) any Lender or (c) any Issuing Lender, as

applicable.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form. “Register” has the meaning set forth in Section 14.1(c).

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment,

(d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

“Replacement Lender” has the meaning set forth in Section 15.2(a). “Report” has the meaning set forth in Section 16.17.

“Required Lenders” means, at any time, (a) if there are more than two Lenders who are not Affiliates of one another, at least two Lenders who are not Affiliates of one another whose aggregate Pro Rata Shares (calculated under clause (e) of the definition of Pro Rata Shares) exceed 50%, and (b) otherwise, all of the Lenders.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

137020431v13

“Restatement Effective Date” means May 15, 2019.

“Revolver Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 14.1.

“Revolver Maturity Date” means May 15, 2024.

“Revolver Obligations” all Obligations in respect of or relating to the Advances, Letters of Credit and Bank Product Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses) in respect thereof).

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.

“Revolving Loan Exposure” means, with respect to any Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender’s Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Advances of such Lender.

“Risk Participation Liability” means, as to each Letter of Credit, all reimbursement obligations of Borrower to the Issuing Lender with respect to such Letter of Credit, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender with respect thereto to the extent not reimbursed by Borrower, whether by the making of an Advance or otherwise, and

(c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of a country or territory sanctions program, including a target of any country or territory sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC or any other sanctions-related list maintained by any United States Governmental Authority, (b) a Person or legal entity that is a target of sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

137020431v13

Code).

“Securities Account” means a securities account (as that term is defined in the

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

“Specified Loan Party” means any Loan Party that is not then a Qualified ECP

Guarantor.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Stock Pledge Agreement” means that certain Amended and Restated Stock Pledge Agreement, dated as of November 13, 2014, executed and delivered by Borrower to Agent with respect to the pledge of the Stock owned by Borrower, as supplemented by (i) that certain Joinder Agreement, dated as of October 5, 2016, by and among FP Foods, Borrower and the Agent, (ii) that certain Pledged Interests Addendum with respect to FP Foods, dated as of October 5, 2016, by Borrower, (iii) that certain Pledged Interests Addendum with respect to Freshpet Europe LTD, a United Kingdom private limited company, dated as of March 8, 2017, by Borrower and (iv) that certain Pledged Interests Addendum with respect to the Dutch Subsidiary, dated as of May 15, 2019, by Borrower, and as the same may be otherwise amended, restated, supplemented, or otherwise modified from time to time in accordance to the terms thereof and hereof.

“Subordinated Debt” means Indebtedness of Borrower that is on terms and conditions (including payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to the Agent and which (a) has been expressly subordinated in right of payment to all Obligations by the execution and delivery of a subordination agreement, in form and substance satisfactory to Agent and (b) if such Indebtedness is secured by a Lien, such Lien is expressly subordinated to the Liens granted to Lender by the execution and delivery of a subordination agreement, in form and substance satisfactory to Agent.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Supporting Obligation” means a letter-of-credit right or secondary obligation that supports the payment or performance of an Account, chattel paper, document, General Intangible, instrument, or Investment Property.

“Taxes” means, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political

137020431v13

subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto.

“Tax Group” has the meaning set forth in Section 7.10.

“Trademark Security Agreement” means that certain Third Amended and Restated Trademark Security Agreement, dated as of May 15, 2019, executed and delivered by Borrower and Agent, and any other trademark security agreement from time to time executed by Borrower and Agent, in form and substance reasonably satisfactory to Agent, in each case, as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance to the terms thereof and hereof.

“TTM EBITDA” means, as of any date of determination, Adjusted EBITDA of Borrower determined on a consolidated basis in accordance with GAAP, for the 12 month period most recently ended.

“United States” means the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Voidable Transfer” has the meaning set forth in Section 17.6.

“Write-down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Restatement Effective Date or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term  “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial  statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value

137020431v13

its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.3Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 shall govern.

1.4Construction. Unless the context of this Agreement or any other  Loan  Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the  satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms hereof) of all Obligations other than contingent indemnification Obligations as to which no claim as been asserted and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and are not required to be repaid or cash collateralized pursuant to the provisions of this Agreement, and the termination of all Commitments of the Lenders.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

137020431v13

2.	LOAN AND TERMS OF PAYMENT.

2.1	Revolver Advances.

(a)Effective as of the Restatement Effective Date, all “Advances” (as defined in the Existing Loan Agreement) and any “Letters of Credit” (as defined in the Existing Loan Agreement) outstanding under the Existing Loan Agreement shall be deemed outstanding under this Agreement. All “LIBOR Rate Loans” (as defined in the Existing Loan Agreement) that are “Advances” (as defined in the Existing Loan Agreement) shall be “broken” immediately prior to the effectiveness of this Agreement and any “LIBOR Rate Loans” (as defined in the Existing Loan Agreement) that are “Advances” (as defined in the Existing Loan Agreement) that are outstanding immediately prior to the effectiveness of this Agreement shall be converted by Borrower in accordance with the terms and conditions of the Credit Agreement.

(b)Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make additional advances (“Advances”) to Borrower in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the Maximum Revolver Amount less the Letter of Credit Usage.

(c)The Lenders with Revolver Commitments shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.

(d)Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

2.2	Delayed Draw Term Loan.

(a)Delayed Draw Term Loan. Subject to the terms and conditions of this Agreement, each Lender with a Delayed Draw Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans (each a “Delayed Draw Term Loan” and collectively, the “Delayed Draw Term Loans”) to Borrower from time to time from the Restatement Effective Date until the Delayed Draw Term Loan Commitment Expiration Date, or until the earlier reduction of its Delayed Draw Term Loan Commitment to zero in accordance with the terms hereof, in an aggregate principal amount not to exceed the unused portion of such Lender’s Delayed Draw Term Loan Commitment. The aggregate principal amount of the Delayed Draw Term Loans (based on initial principal amount) shall not exceed the Delayed Draw Term Loan Amount. The Delayed Draw Term Loan Commitment of each Lender shall (x) automatically and permanently be reduced to the extent that such Lender makes a Delayed Draw Term Loan to Borrower, and (y) automatically and permanently be reduced to zero on the Delayed Draw Term Loan Commitment Expiration Date. Each Delayed Draw Term Loan requested by Borrower pursuant to this Section 2.2(a) shall be in a minimum amount of

$2,500,000, and in integral multiples of $500,000 in excess thereof. Any principal amount of the Delayed Draw Term Loans that is repaid or prepaid may not be reborrowed.

137020431v13

(b)Repayment. On the Delayed Draw Term Loan Commitment Expiration Date, the aggregate principal amount of all outstanding Delayed Draw Term Loans shall be converted to a single term loan (the “Combined Delayed Draw Term Loan”) and shall thereafter be repaid in 12 equal consecutive quarterly installments, each in an amount equal to 1/28th of the Combined Delayed Draw Term Loan, which installment payments shall be due and payable on the last day of each fiscal quarter, commencing on June 30, 2021. The outstanding unpaid principal balance and all accrued and unpaid interest under the Delayed Draw Term Loan shall be due and payable on the Delayed Draw Term Loan Maturity Date, or if earlier, the date of termination of this Agreement, whether by its terms, by prepayment, or by acceleration. All amounts outstanding under the Delayed Draw Term Loan shall constitute Obligations.

2.3	Borrowing Procedures.

(a)Procedure for Borrowing. Each Borrowing shall be made by an irrevocable written request in substantially the form of Exhibit N-1 hereto (a “Notice of Borrowing”) by an Authorized Person delivered to Agent. In the case of a request for a Base  Rate Loan, such notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date or, in the case of a request for a LIBOR Rate Loan, no later than 10:00 a.m. (California time) at least 3 Business Days prior to the date that is the requested Funding Date, in each case, specifying (i) whether such Borrowing will consist of an Advance or Delayed Draw Term Loan, (ii) the amount of such Borrowing, and (iii) the requested Funding Date, which shall be a Business Day. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time (promptly confirmed in writing by the delivery of the Notice of Borrowing). In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b)	[Intentionally Omitted.]

(c)	Making of Loans.

(i)Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances (or the Delayed Draw Term Loan), Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Borrower’s Designated Account; provided, however, that, subject to the provisions of Section 2.3(j), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance (or its portion of the Delayed Draw Term Loan) if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable

137020431v13

Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii)Unless Agent receives notice from a Lender on or prior to the Restatement Effective Date or, with respect to any Borrowing after the Restatement Effective Date, prior to 9:00 a.m. (California time) on the date of such Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds  and Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance (or portion of the Delayed Draw Term Loan) on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances (or portion of the Delayed Draw Term Loan) composing such Borrowing. The failure of any Lender to make any Advance (or portion of the Delayed Draw Term Loan) on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance (or portion of the Delayed Draw Term Loan) on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance (or portion of the Delayed Draw Term Loan) to be made by such other Lender on any Funding Date.

(d)	Defaulting Lenders

(i)Notwithstanding the provisions of Section 2.4(b), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments: (A) first, to Issuing Lender, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (B) second, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of an Advance or Delayed Draw Term Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (C) third, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrower (upon the request of Borrower and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Advances or Delayed Draw Term Loans (or other funding obligations) hereunder, and (D) fourth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with

137020431v13

tier (J) of Section 2.4(b)(iii). Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.11(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Lender, and Borrower shall have waived, in writing, the application of this Section 2.3(d) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(d)(ii) shall be released to Borrower). The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower, at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.  In the event of a direct conflict between the priority provisions of this Section 2.3(d)  and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable  conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(d) shall control and govern.

(ii)If any Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A)such Defaulting Lender’s Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent the sum of all Non-Defaulting Lenders’ Revolving Loan Exposures

137020431v13

plus such Defaulting Lender’s Letter of Credit Exposure does not exceed the total of all Non- Defaulting Lenders’ Revolver Commitments;

(B)if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by the Agent (or a longer period as Agent may reasonably agree) cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrower shall not be obligated to cash collateralize any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also the Issuing Lender;

(C)if Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.3(d)(ii), Borrower shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(D)to the extent the Letter of Credit Exposure of the Non- Defaulting Lenders is reallocated pursuant to this Section 2.3(d)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;

(E)to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(d)(ii), then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the Issuing Lender until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated;

(F)so long as any Lender is a Defaulting Lender the Issuing Lender shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such Letter of Credit cannot be reallocated pursuant to this Section 2.3(d)(ii) or (y) the Issuing Lender has not otherwise entered into arrangements reasonably satisfactory to Issuing Lender and Borrower to eliminate or Issuing Lender’s risk with respect to the Defaulting Lender’s participation in Letters of Credit; and

(G)Agent may release any cash collateral provided by Borrower pursuant to this Section 2.3(d)(ii) to the Issuing Lender and the Issuing Lender may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrower pursuant to Section 2.12(a).

(e)	[Intentionally Omitted.]

(f)	Agent Advances.

137020431v13

(i)Agent hereby is authorized by Borrower and the Lenders, from time to time in Agent’s sole discretion, (1) after the occurrence and during the continuance of a Default or an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in Section 3 have not been satisfied, to make Advances to Borrower on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations), or (C) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 10 (any of the Advances described in this Section 2.3(f) shall be referred to as “Agent Advances”). Each Agent Advance shall be deemed to be an Advance hereunder, except that no such Agent Advance shall be eligible to be a LIBOR Rate Loan and all payments thereon shall be payable to Agent solely for its own account.

(ii)The Agent Advances shall be repayable on demand, secured by the Agent’s Liens granted to Agent under the Loan Documents, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(iii)Each Lender with a Revolver Commitment shall be obligated to settle with Agent for the amount of such Lender’s Pro Rata Share of any Agent Advances made as permitted under this Section 2.3(f).

(g)	[Intentionally Omitted.]

(h)Notation. In accordance with Section 14.1(c), the Agent, as a non- fiduciary agent for Borrower, shall maintain a Register showing the principal amount of the Advances, any portion of the Delayed Draw Term Loan and any portion of the Incremental Term Loans, owing to each Lender, including the Agent Advances, and the interests therein of each Lender, from time to time and such Register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(i)Lenders’ Failure to Perform. All Advances (other than Agent  Advances) and Delayed Draw Term Loans shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance or Delayed Draw Term Loans (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder  shall excuse any other Lender from its obligations hereunder.

(j)Optional Overadvances. Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent and Agent may, but is not obligated to, knowingly and intentionally, continue to make Advances to Borrower notwithstanding that an Overadvance exists or thereby would be created, so long as after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. The foregoing provisions are for the exclusive benefit of Agent and the Lenders and are not

137020431v13

intended to benefit Borrower in any way. The Advances that are  made  pursuant  to  this  Section 2.3(i) shall be subject to the same terms and conditions as any other Advance, except that they shall not be eligible for the LIBOR Option and the rate of interest applicable thereto shall be the rate applicable to Advances that are Base Rate Loans under Section 2.6(c) hereof without regard to the presence or absence of a Default or Event of Default.

(i)In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the preceding paragraph, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrower to an amount permitted by the preceding paragraph. In the event Agent or any Lender disagrees over the terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.

(ii)Each Lender with a Revolver Commitment shall be obligated to settle with Agent for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(j), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

2.4	Payments.

(a)	Payments by Borrower.

(i)Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (California time) shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

137020431v13

(b)	Apportionment and Application.

(i)So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of Issuing Lender) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.

(ii)Subject to Section 2.2(b), Section 2.4(b)(v), Section 2.4(d), Section 2.4(e), and Section 2.4(f), all payments to be made hereunder by Borrower shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Advances outstanding and, thereafter, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii)At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A)first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities, in each case, then due to Agent under the Loan Documents, until paid in full;

(B)second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full;

(C)	third, to pay interest due in respect of all Agent Advances

until paid in full; in full;

(D)	fourth, to pay the principal of all Agent Advances until paid

(E)	fifth, ratably, to pay any Lender Group Expenses (including

cost or expense reimbursements) or indemnities, in each case, then due to any of the Lenders under the Loan Documents, until paid in full;

(F)sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full;

(G)ninth, ratably, to pay interest accrued in respect of the Advances (other than Agent Advances) and the Delayed Draw Term Loan until paid in full;

137020431v13

(H)tenth, ratably (i) to pay the principal of all Advances until paid in full, (ii) to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Lender, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof), (iii) ratably, to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations and (iv) to pay the outstanding principal balance of the Delayed Draw Term Loan (in the inverse order of the maturity of the installments due thereunder) until the Delayed Draw Term Loan is paid in full;

(I)eleventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders;

(J)	twelfth, ratably to pay any Obligations owed to Defaulting

Lenders; and

(K)	thirteenth, to Borrower (to be wired to the Designated

Account) or such other Person entitled thereto under applicable law.

Excluded Hedge Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

(iv)Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.

(v)In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(iii) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(vi)For purposes of Section 2.4(b)(iii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vii)In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and

137020431v13

construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(d) and this Section 2.4, then the provisions of Section 2.3(d) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(c)	Reduction of Commitments.

(i)Revolver Commitments. The Revolver Commitments shall terminate on the Revolver Maturity Date. Borrower may reduce the Revolver Commitments, without premium or penalty, to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Advances not yet made as to which a request has been given by Borrower under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrower pursuant to Section 2.12(a). Each such reduction shall be in an amount which is not less than $1,000,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $1,000,000), shall be made by providing not less than 10 Business Days prior written notice to Agent, and shall be irrevocable. Once reduced, the Revolver Commitments may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof.

(ii)Delayed Draw Term Loan Commitments. The Delayed Draw Term Loan Commitments (A) shall be reduced to the extent that the Delayed Draw Term Loans are made by the Lenders, and (B) shall terminate on the Delayed Draw Term Loan Commitment Expiration Date.

(d)	Optional Prepayments.

(i)Advances. Borrower may prepay the principal of any Advance at any time in whole or in part, without premium or penalty.

(ii)Delayed Draw Term Loan. Borrower may, upon at least 10 Business Days prior written notice to Agent, prepay the principal of the Delayed Draw Term Loan, in whole or in part. Each prepayment made pursuant to this Section 2.4(d)(ii) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. Each such prepayment shall be applied against the remaining installments of principal due on the Delayed Draw Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Delayed Draw Term Loan Maturity Date shall constitute an installment).

(e)	Mandatory Prepayments.

(i)If, at any time or for any reason, the amount of Obligations owed by Borrower to Lender pursuant to Sections 2.1 is greater than the Dollar limitations set forth in Sections 2.1, (an “Overadvance”), Borrower immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). In addition, Borrower hereby promises to pay the

137020431v13

Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full to Agent as and when due and payable under the terms of this Agreement and the other Loan Documents.

(ii)Immediately upon the receipt by Borrower or any of its Subsidiaries of the proceeds of any Disposition by Borrower or any of its Subsidiaries of property or assets (excluding sales or dispositions which qualify as Permitted Dispositions under clauses (a) through (f), (h), or (i) of the definition of Permitted Dispositions), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of the Net Cash Proceeds (including insurance proceeds and condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing, (B) the Net Cash Proceeds of such Disposition are held in a cash collateral account in which Agent has a perfected first-priority security interest, and (C) Borrower or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies, Borrower and its Subsidiaries shall have the option to apply such monies to the costs of replacement of the property or assets that are the subject of such sale or disposition unless and to the extent that such applicable period shall have expired without such replacement, purchase or construction being made or completed, in which case, such monies shall be paid to Agent and applied in accordance with Section 2.4(f). Nothing contained in this Section 2.4(e)(ii) shall permit Borrower or any of its Subsidiaries to sell or otherwise dispose of any property or assets other than in accordance with Section 7.4.

(iii)Promptly upon the issuance or incurrence by Borrower or any of its Subsidiaries of any Indebtedness (except for Indebtedness permitted under Section 7.1) Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such issuance or incurrence. The provisions of this Section 2.4(e)(iii) shall not be deemed to be implied consent to any such issuance or incurrence otherwise prohibited by the terms and conditions of this Agreement.

(iv)Promptly upon the issuance by Borrower or any of its Subsidiaries of any Stock (except for (A) the issuance of Stock by Borrower to any Permitted Holder, (B) the issuance of Stock of Borrower to directors, officers and employees of Borrower and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors) Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 50% of the Net Cash Proceeds received by such Person in connection with such issuance; provided, however, that if the Leverage Ratio of Borrower and its Subsidiaries as of the end of the fiscal quarter most recently ended prior to the date of the issuance of such Stock as to which financial statements were required to be delivered pursuant to this Agreement was equal to or less than 2.0:1.0, then no prepayment in respect of such issuance of Stock shall be required. The provisions of this Section 2.4(e)(iv) shall not be deemed to be implied consent to any such issuance otherwise prohibited by the terms and conditions of this Agreement.

(v)Within 10 days of delivery to Agent of audited annual financial statements pursuant to Section 6.3(b), commencing with the delivery to Agent of the financial statements for Borrower’s fiscal year ended December 31, 2021 or, if such financial statements

137020431v13

are not delivered to Agent on the date such statements are required to be delivered pursuant to Section 6.3(b), within 10 days after the date such statements were required to be delivered to Agent pursuant to Section 6.3(b), Borrower shall (A) if such financial statements demonstrate that the Leverage Ratio of Borrower and its Subsidiaries as of the end of such fiscal year was 1.50:1.00 or greater, prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 50% of the Excess Cash Flow of Borrower and its Subsidiaries for such fiscal year, and (B) if such financial statements demonstrate that the Leverage Ratio of Borrower and its Subsidiaries as of the end of such fiscal year was less than 1.50:1.0, then no prepayment shall be required. The foregoing to the contrary notwithstanding,  at Agent’s election, in its sole and absolute discretion, if the remaining amount of the capital expenditures projected to be made during such fiscal year exceeds the remaining amount of the Delayed Draw Term Loan Commitments at such time, then Agent may permit Borrower to reduce the amount of the mandatory prepayment that would otherwise be due and payable pursuant to this Section 2.4(e)(v) to the extent of such excess (but not to an amount that is less than $0).

(f)	Application of Payments.

(i)Each prepayment pursuant to Section 2.4(e)(i) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Advances until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii).

(ii)Each prepayment pursuant to Section 2.4(e)(ii), 2.4(e)(iii), 2.4(e)(iv), or 2.4(e)(v) shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, ratably to the outstanding principal amount of the Delayed Draw Term Loan until paid in full, and second, to the outstanding principal amount of the Advances (without a corresponding permanent reduction in the Maximum Revolver Amount unless such prepayment is made pursuant to Section 2.4(e)(ii)), until paid in full, and third, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage (without a corresponding permanent reduction in the Maximum Revolver Amount), and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii). Each such prepayment of the Delayed Draw Term Loan shall be applied against the remaining installments of principal of the Delayed Draw Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Delayed Draw Term Loan Maturity Date shall constitute an installment).

2.5	Promise to Pay; Promissory Notes.

(a)	Borrower agrees to pay the Lender Group Expenses on the earlier of

(i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (ii) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)). Borrower promises to pay

137020431v13

all of the Revolver Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses) in respect thereof) in full on the Revolver Maturity Date or, if earlier, on the date on which the Revolver Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrower promises to pay all of the Delayed Draw Term Loan Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses) in respect thereof) in full on the Delayed Draw Term Loan Maturity Date or, if earlier, on the date on which the Delayed Draw Term Loan Obligations become due and payable pursuant to the terms of this Agreement. Borrower promises to pay all of the Incremental Term Loan Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses) in respect thereof) in full on the maturity date of any Incremental Term Loan or, if earlier, on the date on which the Incremental Term Loan Obligations become due and payable pursuant to the terms of this Agreement. Borrower agrees that its obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.

(b)Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event,  Borrower  shall execute and deliver to such Lender the requested promissory notes payable to such Lender and its registered assigns in a form furnished by Agent and reasonably satisfactory to Borrower. Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the payee named therein.

2.6	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a)Interest Rates. Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows: (i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and (ii) if the relevant Obligation is  a Base Rate Loan, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b)Letter of Credit Fee. Borrower shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment), a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.12(d)) that shall accrue at a per annum rate equal to the LIBOR Rate Margin times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

(c)Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders),

(i)all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2.00 percentage points above the per annum rate otherwise applicable hereunder, and

137020431v13

(ii)	the Letter of Credit fee provided for above shall be increased to

2.00 percentage points above the per annum rate otherwise applicable hereunder.

(d)Payment. Except to the extent provided to the contrary in Section 2.11, Section 2.12(d), or Section 2.13(a), (i) all interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each quarter at any time that Obligations or Commitments are outstanding, and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first invoiced to Borrower or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). To the extent that such amounts are not otherwise paid when due, Borrower hereby authorizes Agent to obtain payment in respect of such interest and fees and all other amounts payable hereunder or pursuant to the other Loan Documents (as and when payable hereunder or under the other Loan Documents) by debiting the Designated Account in an amount equal to the amount thereof. Borrower hereby authorizes Agent, from  time to time without prior notice to Borrower, to charge to the Loan Account (A) on the first day of each quarter, all interest accrued during the prior quarter on the Advances and the Delayed Draw Term Loans hereunder, (B) on the first day of each quarter, all Letter of Credit Fees accrued or chargeable hereunder during the prior quarter, (C) as and when incurred or accrued, all fees and costs provided for in Section 2.11 (a) or (d), (D) on the first day of each quarter, the Revolver Unused Line Fee and the Delayed Draw Term Loan Unused Line Fee accrued during the prior quarter pursuant to Section 2.11(b) or (c), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) as and when incurred or accrued, the fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.12(d), (G) as and when incurred or accrued, all other Lender Group Expenses, and

(A)as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products). All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Advances hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Advances that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).

(e)Computation. All interest and fees chargeable under the  Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed (except in the case of Base Rate Loans, which shall be 365 days). In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f)Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent

137020431v13

jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7	Cash Management.

(a)Borrower shall and shall cause each of its Subsidiaries to (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to Agent at one or more of the banks set forth on Schedule 2.7(a) (each, a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all of its and its Subsidiaries’ Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to Borrower or one of its Subsidiaries) into a bank account in Agent’s name (a “Cash Management Account”) at one of the Cash Management Banks; provided that (i) Borrower may keep up to $25,000 in the aggregate in accounts that are not subject to the foregoing and (ii) the requirements in this Section 2.7 or Section 4.7 shall not apply to Excluded Deposit Accounts.

(b)Each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and Borrower, in form and substance reasonably acceptable to Agent. Each such Cash Management Agreement shall provide, among  other things, that (i) the Cash Management Bank will comply with any instructions originated by Agent directing the disposition of the funds in such Cash Management Account without further consent by Borrower or its Subsidiaries, as applicable, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) upon the instruction of Agent (an “Activation Instruction”), the Cash Management Bank will forward by daily sweep all amounts in the applicable Cash Management Account to the Agent’s Account. Agent agrees not to issue an Activation Instruction  with respect to the Cash Management Accounts unless an Event of Default has occurred and is continuing at the time such Activation Instruction is issued.

(c)So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Schedule 2.7(a) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Agent, and (ii) prior to the time of the opening of such Cash Management Account, Borrower (or its Subsidiary, as applicable) and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement. Borrower (or its Subsidiaries, as applicable) shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing

137020431v13

sentence) promptly and in any event within 30 days of notice from Agent (or such longer period as the Agent may reasonably agree; but in no event later than 60 days after such notice is given) that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Agent (or such longer period as the Agent may reasonably agree; but in no event later than 90 days after such notice is given) that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent’s reasonable judgment

(d)The Cash Management Accounts shall be cash collateral accounts subject to Control Agreements.

2.8Crediting Payments. The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should  any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Agent’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.9Designated Account. Agent is authorized to make the Advances, the Delayed Draw Term Loan and any Incremental Term Loans, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrower agrees to establish and maintain the Designated Account with CNB for the purpose of receiving the proceeds of the Advances, the Delayed Draw Term Loan and the Incremental Term Loans requested by Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Advance, Agent Advance, Delayed Draw Term Loan or Incremental Term Loan requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.10Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with the Incremental Term Loans, the Delayed Draw Term Loan, all Advances (including Agent Advances) made by Agent or the Lenders to Borrower or for Borrower’s account, the Letters of Credit issued by Issuing Lender for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower’s account, including all amounts received in the Agent’s Account from any Cash Management Bank. Agent shall render statements regarding

137020431v13

the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute  an account stated between Borrower and the Lender Group unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.11Fees. Borrower shall pay to Agent the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter) and shall be apportioned among the Lenders in accordance with the terms of agreements between Agent and individual Lenders:

(a)Fee Letter Fees. As and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter,

(b)Revolver Unused Line Fee. Borrower shall pay to Agent, for the ratable account of the Lenders holding a Revolver Commitment, a revolver unused line fee (the “Revolver Unused Line Fee”), quarterly in arrears, on the first day of each quarter from and after the Restatement Effective Date up to the first day of the quarter prior to the date on which the Revolver Obligations are paid in full and the Revolver Commitments are terminated or are reduced to zero and on the date on which the Revolver Obligations are paid in full and the Revolver Obligations are terminated or are reduced to zero, in an amount equal to the result of the sum of the Daily Revolver Unused Line Fee for each day during such fiscal quarter.

(c)Delayed Draw Term Loan Unused Line Fee. Borrower shall pay to Agent, for the ratable account of the Lenders holding a Delayed Draw Term Loan Commitment, a delayed draw term loan unused line fee (the “Delayed Draw Term Loan Unused Line Fee”), quarterly in arrears, on the first day of each quarter from and after the Restatement Effective Date up to the first day of the quarter prior to the Delayed Draw Term Loan Commitment Expiration Date and on the Delayed Draw Term Loan Commitment Expiration Date, in an amount equal to the result of the sum of the Daily Delayed Draw Term Loan Unused Line Fee for each day during such fiscal quarter.

(d)Audit, Appraisal, and Valuation Charges. Audit, appraisal, and valuation fees and charges shall consist of the actual charges paid or incurred by Agent if it  elects to employ the services of one or more third Persons to perform financial audits of Borrower or its Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess Borrower’s or its Subsidiaries’ business valuation; provided, however, that so long as no Event of Default shall have occurred and be continuing, Borrower shall not be obligated to reimburse Agent for more than 2 audits, appraisals or valuations during any calendar year.

2.12	Letters of Credit.

(a)Subject to the terms and conditions of this Agreement, upon the request of Borrower made in accordance herewith, and prior to the Revolver Maturity Date, the Issuing Lender agrees to issue letters of credit for the account of Borrower (each, a “Letter of Credit”).

137020431v13

By submitting a request to Issuing Lender for the issuance of a Letter of Credit, Borrower shall be deemed to have requested that Issuing Lender issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing by an Authorized Person and delivered to Issuing Lender via telefacsimile or other electronic method of transmission reasonably acceptable to Issuing Lender and reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance satisfactory to the Issuing Lender in its Permitted Discretion and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the proposed expiration date of such Letter of Credit, (iv) the name and address of the beneficiary thereof, and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the issuance of such requested Letter of Credit:

(i)	the Letter of Credit Usage would exceed $10,000,000, or

(ii)the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount Advances.

Each Letter of Credit shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrower promptly shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day that Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances that are Base Rate Loans under Section 2.6. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrower’s obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrower pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(c) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

(b)Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.12(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrower had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action

137020431v13

on the part of the Issuing Lender or the Lenders with Revolver Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrower on the date due as provided in clause (a) of this Section, or of any reimbursement payment required to be refunded to Borrower for any reason. Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.12(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3 hereof. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full. In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the Issuing Lender shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(d)(ii), or (ii) the Issuing Lender has not otherwise entered into arrangements reasonably satisfactory to it and Borrower to eliminate the Issuing Lender’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrower cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.3(d)(ii). Additionally, Issuing Lender shall have no obligation to issue a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Lender from issuing such Letter of Credit, or any law applicable to Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Lender shall prohibit or request that Issuing Lender refrain from the issuance of letters of credit generally or such Letter of Credit in particular, (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Lender applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will or may not be in United States Dollars.

(c)Borrower hereby agrees to indemnify, save, defend, and hold harmless each member of the Lender Group (including Issuing Lender and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Lender, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification

137020431v13

(as and when they are incurred and irrespective of whether suit is brought), (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i)	any Letter of Credit or any pre-advice of its issuance;

(ii)any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii)any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv)	any independent undertakings issued by the beneficiary of any

Letter of Credit;

(v)	any unauthorized instruction or request made to Issuing Lender in connection with any Letter of Credit or requested Letter of Credit or error in computer or electronic transmission;

(vi)an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii)any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii)the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix)Issuing Lender’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or

(x)the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Borrower hereby agrees to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.12(c). If and to the extent that  the obligations of Borrower under this Section 2.12(c) are unenforceable for any reason, Borrower agrees to make the maximum contribution to the Letter of Credit Indemnified Costs permissible

137020431v13

under applicable law. Borrower hereby acknowledges and agrees that neither the Lender Group nor the Issuing Lender shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(d)Any and all charges, commissions, fees, and costs incurred by the Issuing Lender relating to Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and promptly shall be reimbursable by Borrower to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrower that, as of the Restatement Effective Date, the issuance charge imposed by Issuing Lender is 0.125% per annum times the face amount of each Letter of Credit, that such issuance charge may be changed from time to time, and that the Issuing Lender also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(e)The liability of Issuing Lender (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrower that are caused directly by Issuing Lender’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining drawing documents presented under a Letter of Credit. Issuing Lender shall be deemed to have acted with due diligence and reasonable care if Issuing Lender’s conduct is in accordance with this Agreement. Borrower’s aggregate remedies against Issuing Lender and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrower to Issuing Lender in respect of the honored presentation in connection with such Letter of Credit under Section 2.12. Borrower shall take action to avoid and mitigate the amount of any damages claimed against Issuing Lender or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrower under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrower as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had Borrower taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Lender to effect a cure.

(f)Borrower is responsible for preparing or approving the final text of the Letter of Credit as issued by Issuing Lender, irrespective of any assistance Issuing Lender may provide such as drafting or recommending text or by Issuing Lender’s use or refusal to use text submitted by Borrower. Borrower is solely responsible for the suitability of the Letter of Credit for Borrower’s purposes. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Lender, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrower  does not at any time want such Letter of Credit to be renewed, Borrower will so notify Agent and Issuing Lender at least 15 calendar days before Issuing Lender is required to notify the

137020431v13

beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.

(g)Borrower’s  reimbursement  and  payment  obligations  under  this Section 2.12 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i)any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein;

(ii)payment against presentation of any draft, demand or claim for payment under any drawing document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii)Issuing Lender or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv)Issuing Lender or any correspondent honoring a drawing against a drawing document up to the amount available under any Letter of Credit even if such drawing document claims an amount in excess of the amount available under the Letter of Credit;

(v)the existence of any claim, set-off, defense or other right that Borrower or any other Person may have at any time against any beneficiary, any assignee of proceeds, Issuing Lender or any other Person;

(vi)any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.12(g), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, Borrower’s reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Lender, the beneficiary or any other Person; or

(vii)	the fact that any Default or Event of Default shall have occurred and be continuing;

provided, however, that subject to Section 2.12(e) above, the foregoing shall not release Issuing Lender from such liability to Borrower as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Lender following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrower to Issuing Lender arising under, or in connection with, this Section 2.12 or any Letter of Credit.

(h)Without limiting any other provision of this Agreement, Issuing Lender and each other Letter of Credit Related Person (if applicable) shall not be responsible to

137020431v13

Borrower for, and Issuing Lender’s rights and remedies against Borrower and the obligation of Borrower to reimburse Issuing Lender for each drawing under each Letter of Credit shall not be impaired by:

(i)honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii)honor of a presentation of any drawing document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such drawing document or

(B) under a new name of the beneficiary;

(iii)acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv)the identity or authority of any presenter or signer of any drawing document or the form, accuracy, genuineness or legal effect of any drawing document (other than Issuing Lender’s determination that such drawing document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v)acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Lender in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi)any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to Borrower;

(vii)any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between the beneficiary and Borrower or any of the parties to the underlying transaction to  which the Letter of Credit relates;

(viii)assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any drawing document be presented to it at a particular hour or place;

(ix)payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x)acting or failing to act as required or permitted under standard letter of credit practice applicable to where Issuing Lender has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

137020431v13

(xi)honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Lender if subsequently Issuing Lender or any court or other finder of fact determines such presentation should have been honored;

(xii)dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii)honor of a presentation that is subsequently determined by Issuing Lender to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(i)If by reason of (x) any Change in Law, or (y) compliance by Issuing Lender or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i)any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii)there shall be imposed on Issuing Lender or any other member of the Lender Group any other condition regarding any Letter of Credit,

(iii)and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Lender or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Lender or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by Agent of any amount due pursuant to this Section 2.12(i), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.13	LIBOR Option.

(a)Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option, subject to Section 2.13(b) below (the “LIBOR Option”) to have interest on all or a portion of the Advances, the Delayed Draw Term Loan or any Incremental Term Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of

(i) the last day of the Interest Period applicable thereto (provided, however, that, subject to the

137020431v13

following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request that Advances, the Delayed Draw Term Loan or any Incremental Term Loans bear interest at a rate based upon the LIBOR Rate and Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

(b)	LIBOR Election.

(i)Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 10:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrower’s election of the LIBOR Option for a permitted portion of the Advances, the Delayed Draw Term Loan or any Incremental Term Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (California time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the Lenders having a Revolver Commitment.

(ii)Each LIBOR Notice shall be irrevocable and binding on Borrower. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of

(i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Agent or a Lender delivered to Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.13 shall be conclusive absent manifest error.

137020431v13

(iii)    Borrower shall have not more than 5 LIBOR Rate Loans in effect   at any given time. Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $100,000 and integral multiples of $100,000 in excess thereof.

(c)Prepayments. Borrower may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Borrower’s and its Subsidiaries’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with clause (b)(ii) above.

(d)	Special Provisions Applicable to LIBOR Rate.

(i)The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law (including any changes in tax laws (except changes of general applicability in corporate income tax laws)) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would  increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any  such event, the affected Lender shall give Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender

(A) require such Lender to furnish to Borrower a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.13(b)(ii)).

(ii)In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(iii)If at any time the Agent determines (which determination shall be conclusive absent manifest error) that either (i) the circumstances set forth in Section 2.13(d)(ii)

137020431v13

have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.13(d)(ii) have not arisen but the supervisor for the administrator of LIBOR or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans (in the case of either such clause (i) or (ii), an “Alternative Interest Rate Election Event”), the Agent shall designate an alternative rate of interest with the consent of Borrower, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 15.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five (5) Business Days after the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that they object to such amendment (which amendment shall not be effective prior to the end of such five (5) Business Day notice period). To the extent an alternate rate of interest is adopted as contemplated hereby, the approved rate shall be applied in a manner consistent with prevailing market convention; provided that, to the extent such prevailing market convention is not administratively feasible for the Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Agent with the consent of Borrower. From such time as an Alternative Interest Rate Election Event has occurred and continuing until an alternate rate of interest has been determined in accordance with the terms and conditions of this paragraph, (x) any LIBOR Notice that requests the conversion of any Base Rate Loan to, or continuation of a LIBOR Rate Loan as, a LIBOR Rate Loan shall be ineffective, and (y) if any Notice of Borrowing requests a LIBOR Rate Loan, such Borrowing shall be made as a Base Rate Loan; provided that, to the extent such Alternative Interest Rate Election Event is as a result of clause (ii) above in this Section 2.13(c), then clauses (x) and (y) of this sentence shall apply during such period only if LIBOR for such Interest Period is not available or published at such time on a current basis. Notwithstanding anything contained herein to the contrary, if such alternate rate of interest as determined in this subparagraph (b) is determined to be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

(e)No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.14	Capital Requirements.

(a)	If, after the date hereof, Issuing Lender or any Lender determines that

(i) any Change in Law regarding capital or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Lender or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Issuing Lender’s, such Lender’s, or such holding companies’ capital as a consequence of Issuing Lender’s or such Lender’s commitments hereunder to a level below that

137020431v13

which Issuing Lender, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Lender’s, such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy and assuming  the full utilization of such entity’s capital) by any amount deemed by Issuing Lender or such Lender to be material, then Issuing Lender or such Lender may notify Borrower and Agent in writing thereof. Following receipt of such written notice, Borrower agrees to pay Issuing Lender or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 60 days after presentation by Issuing Lender or such Lender of a statement in the amount and setting forth in reasonable detail Issuing Lender’s or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Issuing Lender or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Issuing Lender or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Lender’s or such Lender’s right to demand such compensation.

(b)If Issuing Lender or any Lender requests additional or increased costs referred to in Section 2.12(i) or Section 2.13(d)(i) or amounts under Section 2.14(a) or sends a notice under Section 2.13(d)(ii) relative to changed circumstances or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 16.11 (such Issuing Lender or Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(i), Section 2.13(d)(i), Section 2.14(a) or Section 16.11, as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrower’s obligation to pay any future amounts  to  such  Affected  Lender  pursuant  to Section 2.12(i), Section 2.13(d)(i), Section 2.14(a) or Section 16.11, as applicable, or to enable Borrower to obtain LIBOR Rate Loans, then Borrower (without prejudice to any amounts then due to such Affected Lender under Section 2.12(i), Section 2.13(d)(i), Section 2.14(a) or Section 16.11, as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12(i), Section 2.13(d)(i), Section 2.14(a) or Section 16.11, as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may designate a different Issuing Lender or substitute a Lender, in each case, reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be “Issuing Lender” or a “Lender” (as the case may be) for purposes of this

137020431v13

Agreement and such Affected Lender shall cease to be “Issuing Lender” or a “Lender” (as the case may be) for purposes of this Agreement.

(c)Notwithstanding anything herein to the contrary, the protection of Sections 2.12(i), 2.13(d), 2.14 and 16.11 shall be available to Issuing Lender and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith.

2.15	Incremental Commitment.

(a)Borrower may, by written notice to the Agent (each, a “Commitment Increase Notice”), at any time after the Delayed Draw Term Loan Commitment Expiration Date until six months prior to the Revolver Maturity Date and the Delayed Draw Term Loan Maturity Date, request the establishment of a new term loan facility (each, an “Incremental Term Loan Commitment” and collectively, the “Incremental Term Loan Commitments” and any such term loans, an “Incremental Term Loan” and collectively the “Incremental Term Loans”); provided that:

in writing;

(i)
the Agent has consented to the proposed Incremental Term Loans,

(ii)	the aggregate principal amount of Incremental Term Loan

Commitments shall not exceed $75,000,000 (the “Maximum Commitment Amount”);

(iii)Borrower may exercise such increase request option up to two times after the Delayed Draw Term Loan Commitment Expiration Date during the term of this Agreement;

(iv)each exercise of the increase request option shall be in a minimum principal amount of not less than $25,000,000 and integral multiples of $1,000,000 in excess thereof;

(v)after giving effect to any applicable transaction permitted pursuant to Section 7.16(c) to be financed with such Incremental Term Loans, calculated on a pro forma basis (including the funding of such Incremental Term Loans and all other sources and uses of funds to be applied in consummation of such transaction), (A) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of such transaction, (B) the Leverage Ratio of Borrower and its Subsidiaries as of the end of the fiscal quarter most recently ended as to which financial statements were required to be delivered pursuant to this Agreement is at least 0.25 less than the maximum Leverage Ratio permitted pursuant to Section 7.18(a)(ii) for such fiscal quarter and (C) Borrower and its Subsidiaries shall be in compliance on a pro forma basis with Sections 7.18(a)(i), 7.18(a)(iii) and 7.18(b) for the 4 fiscal quarters (on a quarter-by-quarter basis) immediately following the incurrence of such Incremental Term Loans and the consummation of such transaction;

137020431v13

(vi)Incremental Term Loans shall be used by Borrower solely as permitted pursuant to Section 7.16(c);

(vii)the Agent shall have received an amendment to this Agreement, in form and substance acceptable to the Agent, to incorporate any changes Agent reasonably deems necessary with regard to such term loan facility;

(viii)the Borrower shall have satisfied the applicable requirements specified in Section 6.17, in accordance therewith; and

(ix)the Agent shall have received a certificate from a senior officer of the Borrower, in form acceptable to the Agent, as to the conditions set forth in clause (v) above.

(b)Each such Commitment Increase Notice shall specify (i) the date (the “Increased Amount Date”) on which Borrower proposes that the new Incremental Term Loan Commitment shall be effective, which shall be a date not less than 10 Business Days (or such shorter time as may be agreed by the Agent) after the date the Agent receives such notice and (ii) the requested amount of such increase. Notwithstanding any term of this Agreement to the contrary, neither the Agent nor any Lender shall be deemed to have committed to any Incremental Term Loan Commitment unless such Lender executes and delivers an Increased Commitment Letter (as defined below); for the avoidance of doubt, any Lender may accept or decline to provide an Incremental Term Loan Commitment in its sole discretion.

(c)Upon receipt of a Commitment Increase Notice, the Agent shall forward a copy thereof to each Lender, and each Lender shall have the right, but not the obligation, to participate in such increase in an amount equal to its pro rata share of outstanding Advances, Delayed Draw Term Loans and/or prior Incremental Term Loans (if any), as applicable, immediately prior to the effectiveness of any such increase. Any Lender electing to participate  in such increase must forward its written commitment therefor (an “Increased Commitment Letter”) to the Agent within 5 Business Days of delivery to such Lender of such Commitment Increase Notice. The failure of a Lender to deliver an Increased Commitment Letter to the Agent within such time period shall be deemed a rejection by such Lender of the option to participate in such Incremental Term Loan Commitment. In the event that the Incremental Term Loan Commitment requested by Borrower is not fully committed to by existing Lenders on a pro rata basis as contemplated above, the Agent may designate one or more existing Lenders that is willing (at its sole discretion) to increase its commitment by more than its pro rata share, to provide the amount of such unallocated excess Incremental Term Loan Commitment requested by Borrower. In the event that the Incremental Term Loan Commitment requested by Borrower is not fully committed to by the existing Lenders, on a pro rata basis or otherwise, as contemplated above, then Borrower may designate one or more Persons as a new Lender, each of whom must be approved by the Agent (such approval not to be unreasonably withheld, delayed or conditioned); provided that in no event shall such new Lender be any Person prohibited from being a Lender pursuant to Section 14.1 (each, a “New Lender”), to provide the unallocated excess Incremental Term Loan Commitment requested by Borrower. Each New Lender shall become a Lender pursuant to a joinder agreement to this Agreement, each in form and substance

137020431v13

reasonably satisfactory to the Agent. Subject to the foregoing, final allocations with respect to any Incremental Term Loan Commitment shall be determined solely by Borrower and the Agent.

(d)Any Incremental Term Loan Commitment shall be effected pursuant to a supplement to this Agreement executed by Borrower, the Agent and the Lenders or New Lenders, as the case may be, participating in such Incremental Term Loan Commitment, in form and substance acceptable to the Agent (an “Incremental Facility Supplement”), which supplement shall set forth the terms and conditions relating to such Incremental Term Loan Commitment (including as to interest rate, amortization and any upfront or commitment fee); provided that:

(i)the final maturity date of any Incremental Term Loan Commitment shall be no earlier than the Revolver Maturity Date and the Delayed Draw Term Loan Maturity Date; and

(ii)except with respect to maturity as set forth in clause (i) above, any Incremental Term Loan Commitment shall be on terms consistent with the Delayed Draw Term Loans (including, without limitation, as to interest rate, amortization and any upfront or commitment fee).

Each Incremental Facility Supplement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the opinion of Agent, to effect the provisions of this Section 2.15. From and after the effectiveness  of any Incremental Term Loan Commitment the Loans and Commitments established pursuant to this Section 2.15 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created hereunder and the other applicable Loan Documents. Borrower shall take any actions reasonably required by Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the Code or otherwise after giving effect to the establishment of any such new Incremental Term Loan Commitments and Maximum Commitment Amount. Any Incremental Term Loans made on an Increased Amount Date shall be designated a separate series of term loans for all purposes of this Agreement. If so requested by any Lender having an Incremental Term Loan Commitment by written notice to Borrower (with a copy to the Agent), Borrower shall execute and deliver to such Lender a promissory note (an “Incremental Term Note”) in form acceptable to the Agent to evidence such Lender’s Incremental Term Loan Commitment.

3.	CONDITIONS; TERM OF AGREEMENT.

3.1Conditions Precedent to the Initial Extension of Credit. The obligation of  each Lender to make its initial extension of credit provided for hereunder, is subject to the prior fulfillment, to the satisfaction of Agent and each Lender (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a)	the Restatement Effective Date shall occur on or before May 15, 2019;

137020431v13

(b)Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:

(i)	a Notice of Borrowing,

(ii)	the Disbursement Letter,

(iii)	the Fee Letter,

(iv)promissory notes evidencing all Commitments and Loans of the Lenders, as of the Restatement Effective Date;

(v)	the Master Reaffirmation Agreement,

(vi)	Trademark Security Agreement,

(vii)an amended, restated and consolidated mortgage with respect to the existing Mortgages, together with any other documentation Agent deems necessary or desirable to evidence the transfer of all Real Property Collateral owned by FP Foods to Borrower, subject to Agent’s continuing first priority Lien; and

(viii)with respect to all Real Property Collateral owned by Borrower, or any Subsidiary thereof, on the Restatement Effective Date:

(A)	a lenders’ policy of title insurance with an insured amount

not less than $30,000,000,

(B)	construction plans and budget for all projects that Borrower or such Subsidiary expect to initiate on any Real Property Collateral,

(C)	an appraisal evidencing a minimum appraised value of

$60,000,000, in the aggregate, for all such Real Property Collateral,

(D)a Phase I environmental site assessment report, along with a reliance letter in favor of the Agent relating thereto,

(E)evidence as to whether any such Real Property Collateral is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” (or a similar designation) and, if it is, evidence that Borrower or such Subsidiary has obtained, with insurance companies as are reasonably satisfactory to Agent, such flood insurance in such reasonable total amount as the Agent may reasonably require, and otherwise sufficient to comply with all applicable rules and regulations relating to flood insurance, in form and substance reasonably acceptable to the Agent,

(F)	a survey with respect to Property A,

(G)	a zoning opinion with respect to Property A,

137020431v13

(H)	an Environmental Indemnity, and

(I)a legal opinion with respect to each existing Mortgage and the documents referred to in Section 3.1(b)(vii) above, delivered by Borrower’s or such Subsidiary’s counsel in the State in which the Real Property Collateral is located, including, without limitation, Pennsylvania;

(ix)	[Intentionally Omitted];

(x)Joinder Agreement with respect to the Intercompany Subordination Agreement, by the Dutch Subsidiary and acknowledged by the Borrower and the Agent;

(xi)	Pledged Interests Addendum with respect to the Dutch Subsidiary,

by the Borrower;

(c)Agent shall have received a certificate from the Secretary of Borrower and each other Loan Party (i) attesting to the resolutions of such Person’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Person is a party, (ii) authorizing specific officers of such Person to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Person;

(d)Agent shall have received copies of Borrower’s, each other Loan Party’s and each of their respective Subsidiaries’ Governing Documents, as amended, modified, or supplemented to the Restatement Effective Date, certified by the Secretary of such Person;

(e)Agent shall have received a certificate of status with respect to Borrower, each other Loan Party and each of their respective Subsidiaries, each dated within 10 days of the Restatement Effective Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Person, which certificate shall indicate the such Person is in good standing in such jurisdiction;

(f)Agent shall have received certificates of status with respect to Borrower, each other Loan Party and each of their respective Subsidiaries, each dated within 30 days of the Restatement Effective Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Person) in which such Person’s failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Person is in good standing in such jurisdictions;

(g)Agent shall have received certificates of insurance and endorsements as are required by Section 6.8, the form and substance of which shall be reasonably satisfactory to Agent;

(h)Agent shall have received an opinion of Borrower’s counsel in form and substance reasonably satisfactory to Agent;

(i)Agent shall have received satisfactory evidence (including a certificate of the chief financial officer of Borrower) that all tax returns required to be filed by Borrower and

137020431v13

its Subsidiaries have been timely filed and all taxes upon Borrower and its Subsidiaries or their properties, assets, income, and franchises (including (a) Real Property taxes and sales taxes, which could, individually or in the aggregate, reasonably be expected to result in a liability to Borrower or any of its Subsidiaries in excess of $10,000, and (b) payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

(j)Borrower shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement and invoiced at least 2 Business Days prior to the Restatement Effective Date;

(k)Agent shall have received a Beneficial Ownership Certification in relation to any Loan Party, or Subsidiary thereof, requested by the Agent or any Lender at least 2 Business Days prior to the Restatement Effective Date; and

(l)Borrower and each of its Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrower or its Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby.

3.2Conditions Subsequent to the Initial Extension of Credit. The obligation of  the Lender Group (or any member thereof) to continue to make Advances or to make Delayed Draw Term Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

(a)not later than December 31, 2019 (or such later date as the Agent may agree) the Borrower shall deliver to the Agent evidence of completion of the FP Foods Dissolution in accordance with the terms hereof, in form and substance satisfactory to Agent;

(b)Borrower shall use commercially reasonable efforts to provide to Agent within 60 days of the Restatement Effective Date (or such later date as the Agent may agree) a Collateral Access Agreement with respect each of its properties located at (i) 2410 Broadhead Road, Bethlehem, PA 18020, (ii) 787 California Road, Quakertown, PA 18951 and (iii) 303 West Marquette Avenue, Oak Creek, WI 53154; and

(c)within 30 days after the Restatement Effective Date (or such longer period of time at Agent’s sole discretion), Borrower shall deliver to the Agent, at the expense of Borrower and in form and substance satisfactory to the Agent, an endorsement to the Loan Parties’ insurance policies designating the Agent, on behalf of the Lenders, as lenders loss payable to each of its property policies with respect to each of Borrower’s properties located at

(i)2410 Broadhead Road, Bethlehem, PA 18020, (ii) 787 California Road, Quakertown, PA 18951, (iii) 303 West Marquette Avenue, Oak Creek, WI 53154, and (iv) 7132 Ruppsville Road, Allentown, PA 18106.

3.3Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Advances or Delayed Draw Term Loans hereunder at any time (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

137020431v13

(a)the representations and warranties of Borrower or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

(b)no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c)no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, Agent, any Lender, or any of their Affiliates;

(d)	no Material Adverse Change shall have occurred;

(e)if any portion of the proceeds of such Advance or Delayed Draw Term Loan (or any other extension of credit hereunder) will be used to acquire any Real Property Collateral, all actions and conditions specified in Section 6.17 shall have been taken or satisfied, as applicable, with respect to such Real Property; and

(f)solely with respect to Delayed Draw Term Loans, after giving pro forma effect to any such Delayed Draw Term Loan, the Leverage Ratio of Borrower and its Subsidiaries shall not exceed the Leverage Ratio required by Section 7.18(a)(ii) minus 0.25, and Borrower shall have delivered to the Agent a Compliance Certificate demonstrating compliance with such condition.

3.4Term. This Agreement shall continue in full force and effect for a term ending  on the later of the Revolver Maturity Date, the Delayed Draw Term Loan Maturity Date and the maturity date of any Incremental Term Loan. The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.5Effect of Termination. On the date of termination of this Agreement, pursuant  to the provisions hereof, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and, except to the extent due and payable prior to such date pursuant to the provisions hereof, all Obligations (including contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit and including all Bank Product Obligations) immediately shall become due and payable without notice or demand (including (a) providing Letter of Credit Collateralization, and (b) providing Bank Product Collateralization). No termination of this Agreement, however, shall relieve or discharge

137020431v13

Borrower or its Subsidiaries of their duties, Obligations, or covenants hereunder or under any other Loan Document and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full and the Lender Group’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrower’s sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

3.6Early Termination by  Borrower.  Borrower has the option,  at  any time upon  3 Business Days prior written notice to Agent, to terminate this Agreement by paying to Agent, in cash, the Obligations (including (a) providing Letter of Credit Collateralization, and

(b) providing Bank Product Collateralization), in full. If Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrower shall be obligated to repay the Obligations (including (a) providing Letter of Credit Collateralization, and (b) providing Bank Product Collateralization), in full.

4.	CREATION OF SECURITY INTEREST.

4.1Grant of Security Interest. Borrower hereby grants to Agent, for the benefit of the Lender Group and the Bank Product Providers, a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Borrower Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. The Agent’s Liens in and to the Borrower Collateral shall attach to all Borrower Collateral without further act on the part of Agent or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions permitted pursuant to Section 7.4, Borrower and its Subsidiaries have no authority, express or implied, to dispose of any item or portion of the Collateral.

4.2Negotiable Collateral. In the event that any Borrower Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that Agent determines that perfection or priority of Agent’s security interest is dependent on or enhanced by possession, Borrower, promptly upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Agent.

4.3Collection of Accounts, General Intangibles, and Negotiable Collateral. At any time after the occurrence and during the continuation of an Event of Default, Agent or Agent’s designee may (a) notify Account Debtors of Borrower that Borrower’s Accounts, chattel paper, or General Intangibles have been assigned to Agent or that Agent has a security interest therein, or (b) collect Borrower’s Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for the Lender Group, as the Lender Group’s trustee, any of its or its Subsidiaries’

137020431v13

Collections that it receives and immediately will deliver such Collections to Agent or a Cash Management Bank in their original form as received by Borrower or its Subsidiaries.

4.4Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required.

(a)Borrower authorizes Agent at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments (i) describing the Borrower Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, (ii) describing the Borrower Collateral as being of equal or lesser scope or with greater detail, or (iii) that contain any information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance. Borrower also hereby ratifies any and all financing statements or amendments previously filed by Agent in any jurisdiction.

(b)If Borrower or its Subsidiaries acquire any commercial tort claims with a value in excess of $250,000 after the date hereof, Borrower shall promptly (but in any event within 3 Business Days after such acquisition) deliver to Agent a written description of such commercial tort claim and shall deliver a written agreement, in form and substance reasonably satisfactory to Agent, pursuant to which Borrower or its Subsidiary, as applicable, shall grant a perfected security interest in all of its right, title and interest in and to such commercial tort claim to Agent, as security for the Obligations (a “Commercial Tort Claim Assignment”).

(c)At any time upon the request of Agent, Borrower shall execute or deliver to Agent, and shall cause its Subsidiaries to execute or deliver to Agent, any and all financing statements, original financing statements in lieu of continuation statements, amendments to financing statements, fixture filings, security agreements, pledges, assignments, Commercial Tort Claim Assignments, endorsements of certificates of title, and all other documents (collectively, the “Additional Documents”) that Agent may request in its Permitted Discretion, in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect the Agent’s Liens in the assets of Borrower and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property Collateral acquired after the Restatement Effective Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law,  Borrower authorizes Agent to execute any such Additional Documents in Borrower’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In addition, on such periodic basis as Agent shall require, Borrower shall (i) provide Agent with a report of all new U.S. federal patent applications, patents, registered copyrights, copyright applications, registered trademarks, and trademark registration acquired or generated by Borrower or its Subsidiaries during the prior period, and (ii) cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder; provided, however, that neither Borrower nor any of its Subsidiaries shall register with the U.S. Copyright Office any unregistered copyrights (whether in existence on the Restatement Effective Date or thereafter acquired, arising, or developed) unless within 20 days of the filing of an application for such registration, the applicable Person executes and delivers to Agent a copyright security agreement in form and substance reasonably satisfactory to Agent,

137020431v13

supplemental schedules to any existing copyright security agreement, or such other documentation as Agent reasonably deems necessary in order to perfect and continue perfected Agent’s Liens on such copyrights following such registration.

4.5Power of Attorney. Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent’s officers, employees, or agents designated by Agent) as Borrower’s true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign Borrower’s name on any invoice or bill of lading relating to the Borrower Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Borrower’s or its Subsidiaries’ Accounts, (d) endorse Borrower’s name on any of its payment items (including all of its Collections) that may come into the  Lender Group’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting Borrower’s or its Subsidiaries’ Accounts, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary. The appointment of Agent as Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group’s obligations to extend credit hereunder are terminated.

4.6Right to Inspect. Agent and each Lender (through any of their respective officers, employees, or agents) shall have the right, from time to time hereafter to inspect the Books and make copies or abstracts thereof and to check, test, and appraise the Collateral, or any portion thereof, in order to verify Borrower’s and its Subsidiaries’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

4.7Control Agreements. Borrower agrees that it will and will cause its Subsidiaries to take commercially reasonable steps in order for Agent to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Code with respect to (subject to the proviso contained in Section 7.12) all of its or their Securities Accounts, Deposit Accounts, electronic chattel paper, Investment Property, and letter-of-credit rights; provided that (i) Borrower may keep up to $25,000 in the aggregate in accounts that are not subject to the foregoing and (ii) the requirements in this Section 4.7 or Section 2.7 shall not apply to Excluded Deposit Accounts. Upon the occurrence and during the continuance of an Event of Default, Agent may notify any bank or securities intermediary to liquidate the applicable Deposit  Account or Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Agent’s Account.

5.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group which shall be true,

137020431v13

correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Restatement Effective Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Advance or Delayed Draw Term Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Advance or Delayed Draw Term Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

5.1No Encumbrances. Borrower and its Subsidiaries have good and indefeasible title to, or a valid leasehold interest in, their personal property assets and good and marketable title to, or a valid leasehold interest in, their Real Property, in each case, free and clear of Liens except for Permitted Liens.

5.2	[Intentionally Omitted].

5.3FP Foods. As of the Restatement Effective Date, FP Foods does not own any assets or conduct any business.

5.4Equipment. All of the Equipment of Borrower and its Subsidiaries that is necessary or material to conduct their business is used or held for use in their business and is fit for such purposes, except for any failure to comply with the foregoing with respect to Equipment with a market value less than or equal to $250,000.

5.5Location of Inventory and Equipment. The Inventory and Equipment of Borrower and its Subsidiaries (other than (w) Equipment out for repair, (x) Equipment in transit between such locations, (y) Chillers located at one or more of the Installed Stores and (z) other Equipment with an after market value not in excess of $500,000 in the aggregate) are not stored with a bailee, warehouseman, or similar party and (other than (w) Equipment out for repair, (x) Equipment in transit between such locations, (y) Chillers located at one or more of the Installed Stores and (z) other Equipment with an after market value not in excess of $500,000 in the aggregate) are located only at, or in-transit between, the locations identified on Schedule 5.5 (as such Schedule may be updated pursuant to Section 6.9).

5.6Inventory Records. Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof in all material respects.

5.7State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

137020431v13

(a)The jurisdiction of organization of Borrower and each of its Subsidiaries is set forth on Schedule 5.7(a), as such Schedule may be amended upon no less than 30 days prior written notice to Agent.

(b)The chief executive office of Borrower and each of its Subsidiaries is located at the address indicated on Schedule 5.7 (b) (as such Schedule may be updated pursuant to Section 6.9).

(c)Borrower’s and each of its Subsidiaries’ organizational identification numbers in their jurisdiction of organization and employer identification number, if any, are identified on Schedule 5.7(c), as such Schedule may be amended upon no less than 30 days prior written notice to Agent.

(d)As of the Restatement Effective Date, Borrower and its Subsidiaries do not hold any commercial tort claims, except as set forth on Schedule 5.7(d), as such Schedule may be amended upon no less than 30 days prior written notice to Agent.

5.8	Due Organization and Qualification; Subsidiaries.

(a)Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.

(b)	[Intentionally Omitted].

(c)Set forth on Schedule 5.8(c), as such Schedule may be amended upon no less than 30 days prior written notice to Agent, is a complete and accurate list of Borrower’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization, (ii)  the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and in the case of a corporation, non- assessable.

(d)Except as set forth on Schedule 5.8(d), as such Schedule may be amended upon no less than 30 days prior written notice to Agent there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Neither Borrower nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Borrower’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

5.9	Due Authorization; No Conflict.

(a)The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Borrower.

137020431v13

(b)The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contractual obligation of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of Borrower’s interestholders or any approval or consent of any Person under any contractual obligation of Borrower, other than consents or approvals that have been obtained and that are still in force and effect except in the case of clauses (ii) or (iv) where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

(c)Other than the filing of financing statements and the recordation of the Mortgages, the execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or any other Person, other than consents or approvals that have been obtained and that are still in force and effect.

(d)This Agreement and the other Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e)The Agent’s Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens (with respect to copyrights, trademarks, and patents, if and to the extent that perfection can be achieved by UCC filings or filings with the U.S. Patent and Trademark Office or U.S. Copyright Office, as applicable).

5.10Litigation. Other than those matters described on Schedule 5.10 and other than matters arising after the Restatement Effective Date that reasonably could not be expected to result in a Material Adverse Change, there are no actions, suits, investigations or proceedings pending or, to the best knowledge of Borrower, threatened against Borrower or any of its Subsidiaries.

5.11No Material Adverse Change. All financial statements relating to Borrower and its Subsidiaries that have been delivered by Borrower to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments and reclassifications) and present fairly in all material respects, Borrower’s and its Subsidiaries’ financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower and its Subsidiaries since the date of the latest financial statements submitted to Agent on or before the Restatement Effective Date.

137020431v13

5.12	Fraudulent Transfer.

(a)	The Loan Parties on a consolidated basis are Solvent.

(b)No transfer of property is being made by Borrower or its Subsidiaries and no obligation is being incurred by Borrower or its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or its Subsidiaries.

5.13Employee Benefits. None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

5.14Environmental Condition. Except as set forth on Schedule 5.14, (a) to Borrower’s knowledge, none of Borrower’s or its Subsidiaries’ properties or assets has ever been used by Borrower, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Borrower’s knowledge, none of Borrower’s or its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) neither Borrower nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrower or its Subsidiaries, and (d) neither Borrower nor its Subsidiaries has received a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower or its Subsidiaries resulting in the releasing or disposing of Hazardous Materials into the environment that individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.

5.15Brokerage Fees. Neither Borrower nor any of its Subsidiaries has utilized the services of any broker or finder in connection with Borrower’s obtaining financing from the Lender Group under this Agreement and no brokerage commission or finder’s fee is payable by Borrower or its Subsidiaries in connection herewith.

5.16Intellectual Property. Borrower and its Subsidiaries own, hold licenses in or otherwise have a right to use all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 5.16 (as updated from time to time) is a true, correct, and complete listing of all material patents, patent applications, registered trademarks, trademark applications, copyright registrations and copyright applications as to which Borrower or one of its Subsidiaries is the owner or is an exclusive licensee.

5.17Leases. Borrower and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and all of such leases are valid and subsisting and no material default by Borrower or its Subsidiaries exists under any of them.

137020431v13

5.18Deposit Accounts and Securities Accounts. Set forth on Schedule 5.18 (as updated from time to time) is a listing of all of Borrower’s and its Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

5.19Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Borrower or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrower or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Restatement Effective Date, the Restatement Effective Date Projections represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent Borrower’s good faith estimate of its and its Subsidiaries’ future performance for the periods covered thereby (it being understood that actual results may vary from such forecasts and that such variances may be material).

5.20Indebtedness. Set forth on Schedule 5.20 is a true and complete list of all Indebtedness of Borrower and its Subsidiaries outstanding immediately prior to the Restatement Effective Date that is to remain outstanding after the Restatement Effective Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and describes the principal terms thereof.

5.21Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made  to Borrower will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

5.22Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

5.23OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or

137020431v13

transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

5.24Patriot Act, Anti-Corruption Laws and Beneficial Ownership Regulation. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”) and (c) the FCPA and any other applicable anti- corruption laws. No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations thereunder (collectively, the “FCPA”), or any other applicable anti-corruption law. As of the Restatement Effective Date, the information included  in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.25	No EEA Financial Institution. No Loan Party is an EEA Financial Institution.

6.	AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrower shall and shall cause each of its Subsidiaries to do all of the following:

6.1Accounting System. Maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent. Borrower also shall keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries’ sales.

6.2Collateral Reporting. Provide Agent (and if so requested by Agent, with copies for each Lender) with the following documents upon reasonable request by the Agent, in form reasonably satisfactory to Agent:

(a)a detailed list of Borrower’s and its Subsidiaries’ customers, including number of Installed Store locations, and

(b)such other reports as to the Collateral or the financial condition of Borrower and its Subsidiaries, as Agent may request.

6.3Financial Statements, Reports, Certificates. Deliver to Agent, with copies to each Lender:

137020431v13

(a)within 45 days after the end of each of the first three quarters during each of Borrower’s fiscal years,

(i)an unaudited consolidated balance sheet, income statement, and statement of cash flow covering Borrower’s and its Subsidiaries’ operations during such period and for the three month period then ended,

(ii)management discussion and analysis report of Borrower and its Subsidiaries, describing in reasonable detail their operations and financial condition and any construction updates for such period, and

(iii)	a Compliance Certificate;

provided, that the foregoing clauses (i) and (ii) shall be satisfied by filing of Borrower’s 10-Q with the SEC including such financial statements and reports (and the public filing of such report with the SEC shall constitute delivery under this Section 6.3(a));

(b)within 120 days after the end of each of Borrower’s fiscal years (for the avoidance of doubt, including Borrower’s fiscal year ended December 31, 2018),

(i)consolidated financial statements of Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception (except to the extent that such qualification or exception is due solely to the fact that the Revolver Maturity Date or the Delayed Draw Term Loan Maturity Date at the time of such audit is scheduled to occur within twelve months of the end of such fiscal year), (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.18), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management) and

(ii)	a Compliance Certificate;

provided, that the foregoing clause (i) shall be satisfied by filing of Borrower’s 10-K with the SEC including such financial statements (and the public filing of such report with the SEC shall constitute delivery under this Section 6.3(b));

(c)within 60 days after the start of each of Borrower’s fiscal years, copies of Borrower’s Projections, in form (including as to scope) satisfactory to Agent, in its Permitted Discretion, for the forthcoming fiscal year, month by month, certified by the chief financial officer of Borrower as being such officer’s good faith estimate of the financial performance of Borrower during the period covered thereby;

(d)	if and when filed by Borrower,

137020431v13

(i)Form 10-Q quarterly reports, Form 10-K annual reports,  and  Form 8-K current reports, and

(ii)	any other filings made by Borrower with the SEC;

(e)promptly, but in any event within 5 days after a senior officer of Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Borrower proposes to take with respect thereto (if any);

(f)promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Borrower or any of its Subsidiaries, notice of all actions, suits, or proceedings brought by or against Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Change;

(g)promptly following any request therefor, provide information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation; and

(h)upon the request of Agent, any other information reasonably requested relating to the financial condition of Borrower or its Subsidiaries.

In addition, Borrower agrees that no Subsidiary of Borrower will have a fiscal year different from that of Borrower. Borrower also agrees to cooperate with Agent to allow Agent to consult with its independent certified public accountants if Agent reasonably requests the right to do so and that, in such connection, its independent certified public accountants are authorized to communicate with Agent and to release to Agent whatever financial information concerning Borrower or its Subsidiaries that Agent reasonably may request.

6.4Guarantor Reports. Cause each Guarantor to deliver its annual financial statements at the time when Borrower provides its audited financial statements to Agent, but only to the extent such Guarantor’s financial statements are not consolidated with Borrower’s financial statements.

6.5	[Intentionally Omitted].

6.6Maintenance of Properties. Maintain and preserve all of its properties which are necessary or material to the proper conduct to its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all material leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder, except for any failure to comply with the foregoing with respect to properties with a market value less than or equal to $250,000.

6.7Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower, its Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension

137020431v13

period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrower will and will cause its Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that Borrower and its Subsidiaries have made such payments or deposits.

6.8	Insurance.

(a)At Borrower’s expense, maintain insurance respecting its and its Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrower also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent (it being understood and agreed that the insurance company that provides such insurance on the Restatement Effective Date, and the amounts of the insurance maintained on the Restatement Effective Date shall be deemed to be satisfactory to Agent). At the request of the Agent, Borrower shall deliver copies of all such policies to Agent with an endorsement naming Agent as the sole loss payee (under a satisfactory lender’s loss payable endorsement) or additional insured, as appropriate (except with respect to business interruption). Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever.

(b)	Borrower shall give Agent prompt notice of any loss in excess of

$250,000 covered by such insurance. Agent shall have the exclusive right to adjust any losses claimed under any such insurance policies after the occurrence and during the continuation of an Event of Default, without any liability to Borrower whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain shall be applied as set forth in, subject to Section 2.4(c).

(c)Borrower will not and will not suffer or permit its Subsidiaries to take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Agent is included thereon as an additional insured or loss payee under a lender’s loss payable endorsement. Borrower promptly shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.

(d)With respect to any Real Property Collateral located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” (or a similar designation), Borrower shall, and shall cause its Subsidiaries to, provide to Agent evidence that Borrower or such Subsidiary maintains, with insurance companies as are reasonably satisfactory to Agent, such flood insurance in such reasonable total amount and in form and substance as the Agent may from time to time reasonably require, and

137020431v13

otherwise sufficient to comply with the Flood Insurance Laws and all other applicable rules and regulations relating to flood insurance. At the request of the Agent, Borrower shall deliver  copies of all such policies to the Agent, including evidence of annual renewals of such insurance.

6.9Location of Inventory and Equipment. Keep Borrower’s and its Subsidiaries’ Inventory and Equipment (other than (w) Equipment out for repair, (x) Equipment in transit between such locations, (y) Chillers located at, or in transit to, one or more of the Installed Stores and (z) other Equipment with an after market value not in excess of $500,000 in the aggregate) only at the locations identified on Schedule 5.5 and their chief executive offices only at the locations identified on Schedule 5.7(b); provided, however, that Borrower may amend Schedule

5.5 and Schedule 5.7(b) so long as such amendment occurs by written notice to Agent not less than 30 after the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower uses commercially reasonable efforts to provide to Agent a Collateral Access Agreement with respect thereto (other than with respect to such locations that are subject to a Mortgage) (for the avoidance of doubt, a Collateral Access Agreement will not be required with respect to any locations described in clauses (w) through (z) in the parenthetical above) .

6.10Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

6.11Leases. Pay when due all rents and other amounts, in each case to the extent that such amounts that are not paid when due exceed $250,000 in the aggregate at any one time, payable under any material leases to which Borrower or any of its Subsidiaries is a party or by which Borrower’s or any such Subsidiaries’ properties and assets are bound, unless such payments are the subject of a Permitted Protest.

6.12Existence. At all times preserve and keep in full force and effect Borrower’s and its Subsidiaries’ existence and good standing and any rights and franchises material to their businesses; provided, however, that neither Borrower or any of its Subsidiaries shall be required to preserve any such right or franchise if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders; provided further that this Section 6.12 shall not prohibit or otherwise limit the Canadian Subsidiary Dissolution or the FP Foods Dissolution, in each case, conducted in accordance with the terms hereof.

6.13Environmental. (a) Keep any property either owned or operated by Borrower or its Subsidiaries free of any Environmental Liens which could, individually or in the aggregate, reasonably be expected to secure a liability to Borrower or any of its Subsidiaries in excess of

$500,000, or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply with Environmental Laws where any such failure to comply could, individually or in the aggregate, reasonably be expected to result in a liability to Borrower or any of its Subsidiaries in excess of $500,000 and provide to

137020431v13

Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower or its Subsidiaries which could, individually or in the aggregate, reasonably be expected to result in a liability to Borrower or any of its Subsidiaries in excess of

$500,000 and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable  Environmental  Law,  and  (d)  promptly,  but  in  any event  within 5 days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien which could, individually or in the aggregate, reasonably be  expected to secure a liability to Borrower or any of its Subsidiaries in excess of $500,000 has been filed against any of the real or personal property of Borrower or its Subsidiaries,

(ii)commencement of any Environmental Action or notice that an Environmental Action will be filed against Borrower or its Subsidiaries, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

6.14Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or, modifying this Agreement or any of the Schedules hereto.

6.15Formation of Subsidiaries. At the time that Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Restatement Effective Date, Borrower or such Guarantor shall (a) cause such new Subsidiary to provide to Agent a Guaranty, Guarantor Security Agreement, and Intercompany Subordination Agreement (or joinder thereto), together with such other security documents (including delivery of Mortgages, and satisfaction of each other requirement specified in Section 6.17 in the time periods set forth therein, with respect to any Real Property Collateral of such new Subsidiary), as well as appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary other than any Excluded Property); provided that the Guaranty, Guarantor Security Agreement, and such other security documents shall not be required to be provided to Agent with respect to any direct or indirect Subsidiary of a Loan Party that is an Excluded Subsidiary, (b) within 10 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) provide to Agent a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Agent; provided that no such pledge shall be made with respect to any Excluded Subsidiary (other than 65% of the total outstanding voting Stock (and 100% of the total outstanding non-voting Stock) of any CFC or CFC Holdco that is a direct Subsidiary of a Loan Party), and (c) within 10 days of such formation or acquisition (or such later date as permitted by Agent) provide to Agent all other documentation, including one or more opinions of counsel satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation

137020431v13

referred to above (including policies of title insurance or other documentation with respect to all property subject to a Mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 6.15 shall be a Loan Document.

6.16Canadian and Dutch Subsidiaries.  (a)  Within  30  days  (or  such  longer period as reasonably agreed to by Agent) after the written request therefor by Agent, Borrower shall deliver an additional stock pledge agreement (in addition to the Stock Pledge Agreement) which is governed by Ontario law and which is otherwise in form and substance reasonably satisfactory to Agent, pursuant to which Borrower shall pledge 65% of the total outstanding voting Stock (and 100% of the total outstanding non-voting Stock) of the Canadian Subsidiary (and none of any Subsidiary of such Canadian Subsidiary).

(b)  Within 30 days (or such longer period as reasonably agreed to by Agent)  after the written request therefor by Agent, Borrower shall deliver an additional stock pledge agreement (in addition to the Stock Pledge Agreement) which is governed by Dutch law and which is otherwise in form and substance reasonably satisfactory to Agent, pursuant to which Borrower shall pledge 65% of the total outstanding voting Stock (and 100% of the total outstanding non-voting Stock) of the Dutch Subsidiary (and none of any Subsidiary of such Dutch Subsidiary).

6.17Acquisition of Real Property Collateral. Not less than 30 days (or such shorter period as reasonably agreed to by Agent) prior to the acquisition thereof, Borrower shall (i) notify the Agent in writing of any Real Property Collateral to be acquired by Borrower or any Subsidiary, on or after the Restatement Effective Date and (ii) cause to be delivered to the Agent with respect to such Real Property Collateral (in each case, in form and substance reasonably satisfactory to the Agent):

(a)	an appraisal,

(b)a Phase I environmental site assessment report, along with a reliance letter in favor of the Agent relating thereto,

(c)evidence as to whether any such Real Property Collateral is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” (or a similar designation) and, if it is, evidence that Borrower or such Subsidiary has obtained (or, concurrently with the acquisition thereof, will obtain), with insurance companies as are reasonably satisfactory to Agent, such flood insurance in such reasonable total amount as the Agent may reasonably require, and otherwise sufficient to comply with all applicable rules and regulations relating to flood insurance, in form and substance reasonably acceptable to the Agent,

(d)	a survey,

(e)	a zoning report, and

(f)to the extent then available, construction plans and budget for all projects Borrower expects to initiate on such Real Property Collateral.

137020431v13

Within 90 days (or such longer period as reasonably agreed to by Agent) after such acquisition of any Real Property Collateral, the Borrower shall cause to be delivered to the Agent with respect to such Real Property Collateral (in each case, in form and substance reasonably satisfactory to the Agent):

(a)	a duly executed Mortgage, along with a fixture filing,

(b)a lenders’ policy of title insurance with respect thereto, in form and substance, and with an insured amount, reasonably satisfactory to the Agent,

(c)	an Environmental Indemnity,

(d)to the extent not previously delivered, construction plans and budget for all projects Borrower expects to initiate on such Real Property Collateral, and

(e)a legal opinion with respect to the documents referred to in clause (a) above, delivered by Borrower’s counsel in the State in which such Real Property Collateral is located.

7.	NEGATIVE COVENANTS.

Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrower will not and will not permit any of its Subsidiaries to do any of the following:

7.1Indebtedness.Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a)	Indebtedness evidenced by this Agreement and the other Loan Documents,

(b)	Indebtedness set forth on Schedule 5.20,

(c)	Permitted Purchase Money Indebtedness,

(d)refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) above (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Agent’s reasonable judgment, materially impair the prospects of repayment of the Obligations by Borrower or materially impair Borrower’s creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrower, (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the

137020431v13

Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

(v) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,

(e)	endorsement of instruments or other payment items for deposit,

(f)	Indebtedness composing Permitted Investments,

(g)Subordinated Debt in an aggregate amount not to exceed $5,000,000 at any time outstanding,

(h)	Hedge Obligations, and

(i)	other unsecured Indebtedness in an aggregate amount not to exceed

$2,500,000 at any time outstanding.

7.2Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

7.3	Restrictions on Fundamental Changes.

(a)Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock other than (i) to consummate a Permitted Acquisition and (ii) mergers between Borrower and any of its Subsidiaries, provided that Borrower is the surviving entity of such merger and remains an entity organized under the laws of a state within the United States.

(b)Consummate a Division/Series Transaction without the prior written consent of the Agent.

(c)Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution); provided that this Section 7.3(c) shall not prohibit or otherwise limit the Canadian Subsidiary Dissolution or the FP Foods Dissolution, in each case, conducted in accordance with the terms hereof.

(d)Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets.

7.4Disposal of Assets. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of Borrower’s or its Subsidiaries assets; provided that this Section 7.4 shall not prohibit or otherwise limit the Canadian Subsidiary Dissolution, conducted in accordance with the terms hereof; provided further that (i) none of the foregoing shall be deemed to permit a Division/Series Transaction and (ii) in no event shall

137020431v13

Borrower sell or otherwise dispose of, or permit any of its Subsidiaries to sell or otherwise dispose of, any Real Property Collateral without the prior written consent of the Agent.

7.5Change Name. Change Borrower’s or any of its Subsidiaries’ names, organizational identification number, state of organization or organizational identity; provided, however, that Borrower or any of its Subsidiaries may change their names upon at least 30 days prior written notice to Agent of such change and so long as, at the time of such written notification, Borrower or its Subsidiary provides any financing statements necessary to perfect and continue perfected the Agent’s Liens.

7.6Nature of Business. Make any change in the principal nature of its or their business.

7.7Prepayments and Amendments. Except in connection with a refinancing permitted by Section 7.1(e),

(a)optionally prepay, redeem, defease, purchase, or otherwise acquire any Subordinated Debt of Borrower or its Subsidiaries, other than the Obligations in accordance with this Agreement, or

(b)directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 7.1(b) to the extent that such amendment, modification, or change could, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lender Group.

7.8Change of Control. Cause, permit, or suffer, directly or indirectly, any Change  of Control.

7.9Consignments. Consign any of its or their Inventory or sell any of its or their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

7.10Distributions. Make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of Borrower’s Stock, of any class, whether now or hereafter outstanding (each, a “Distribution”), other than (a) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Borrower may make Distributions to present or former employees, officers, or directors of Borrower (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Stock of Borrower held by such Persons, provided that the aggregate amount of such redemptions made by Borrower during any fiscal year does not exceed $1,000,000, (b) dividends and distributions declared and paid on the Stock of any Subsidiary of Borrower ratably to the holders of such Stock, (c) cashless repurchases of Stock of Borrower deemed to occur upon exercise of stock options or warrants if such Stock represent a portion of the exercise price of such options or warrants, (d) Distributions within 60 days after the date of declaration thereof if at such date of declaration such Distribution would have been permitted under this Section

7.10 so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, (e) for any taxable year in which Borrower or any of its Subsidiaries is a member of a consolidated, combined. affiliated, unitary, or similar income tax group of which

137020431v13

Borrower or a direct or indirect parent of Borrower is the common parent (a “Tax Group”), Borrower or any Subsidiary may make distributions to its direct or indirect parent entity necessary to permit such parent entity to pay any income taxes of such Tax Group that are due and payable in respect of taxable income attributable to Borrower and/or its Subsidiaries and (f) other Distributions if after giving pro forma effect thereto, Borrower is in compliance with the Leverage Ratio required by Section 7.18(a)(ii) and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom. Notwithstanding anything herein to the contrary, nothing in this Section 7.10 shall be deemed to permit a Division/Series Transaction.

7.11Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower’s or its Subsidiaries’ accounting records without said accounting firm or service bureau agreeing to provide Agent information regarding Borrower’s and its Subsidiaries’ financial condition.

7.12Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that Borrower and its Subsidiaries shall not have Permitted Investments (other than in the Cash Management Accounts) in Deposit Accounts or Securities Accounts in an aggregate amount in excess of $25,000 at any one time unless Borrower or its Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements governing such Permitted Investments in order to perfect (and further establish) the Agent’s Liens in such Permitted Investments. Subject to the foregoing proviso, Borrower shall not and shall not permit its Subsidiaries to establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account. Notwithstanding anything herein to the contrary, nothing in this Section 7.12 shall be deemed to permit a Division/Series Transaction.

7.13Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower except for transactions that (i) are in the ordinary course of Borrower’s business, (ii) are upon fair and reasonable terms, and (iii) are no less favorable to Borrower or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate; provided, that none of the foregoing shall be deemed to permit a Division/Series Transaction.

7.14	Suspension. Suspend or go out of a substantial portion of its or their business.

7.15Sale-Leaseback Transactions. Borrower shall not, and shall not permit any Subsidiary to, sell, assign or otherwise transfer any of its properties, rights or assets (whether now owned or hereafter acquired) to any Person and thereafter directly or indirectly lease back the same or similar property.

7.16Use of Proceeds. Use the proceeds of (a) the Advances for any purpose other  than (i) on the Restatement Effective Date, to repay the Indebtedness evidenced by the Existing Loan Agreement and to pay transactional fees, costs, and expenses incurred in connection with

137020431v13

this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (ii) thereafter, to purchase Eligible Equipment, finance Capital Expenditures, finance general corporate expenses and to use in any other manner consistent with the terms and conditions hereof, for its lawful and permitted purposes, (b) the Delayed Draw Term Loan for any purpose other than to purchase Eligible Equipment, finance tenant improvements and  finance development of its manufacturing facilities (including financing the acquisition of real estate in connection with any such development), or (c) the Incremental Term Loans for any purpose other than the acquisition and development of Real Property Collateral necessary or material for the conduct of the business of Borrower and its Subsidiaries; provided, that in no event shall any proceeds of the Advances, the Delayed Draw Term Loans or the Incremental Term Loans be used to refinance or repay any Subordinated Debt, any Indebtedness owed to any Permitted Holder or to any Affiliate of Borrower or any Permitted Preferred Stock.

7.17Restriction on FP Foods. After the Restatement Effective Date FP Foods shall not own or hold any assets and shall not conduct any business except to the extent necessary to complete its dissolution.

7.18	Financial Covenants.

(a)	Fail to maintain or achieve:

(i)Adjusted EBITDA. TTM EBITDA for the 12 month period ending June 30, 2019, and for each 12 month period ending on the last day of any fiscal quarter thereafter, that is greater than or equal to the amount set forth in the following table for the applicable period:

12 Month Period Ending	Minimum TTM EBITDA
June 30, 2019	$16,020,000
September 30, 2019	$19,620,000
December 31, 2019	$23,640,000
March 31, 2020	$28,938,000
June 30, 2020	$33,741,000
September 30, 2020	$39,088,000
December 31, 2020	$45,150,000

; provided that if Borrower delivers to the Agent a certificate of occupancy with respect to Property A, in form and substance satisfactory to the Agent, the testing of the financial covenant set forth in this Section 7.18(a)(i) shall cease.

(ii)Leverage Ratio. A Leverage Ratio, measured on a quarter-end basis, for the 12 month period ending June 30, 2019, and for each 12 month period ending on the

137020431v13

last day of any fiscal quarter thereafter, that is less than or equal to the amount set forth in the following table for the applicable period:

12 Month Period Ending	Maximum Leverage Ratio
June 30, 2019	3.00:1.00
September 30, 2019	3.00:1.00
December 31, 2019	3.00:1.00
March 31, 2020	3.00:1.00
June 30, 2020	3.00:1.00
September 30, 2020	3.00:1.00
December 31, 2020	3.00:1.00
March 31, 2021	3.00:1.00
June 30, 2021	3.00:1.00
September 30, 2021	3.00:1.00
December 31, 2021	2.75:1.00
March 31, 2022	2.75:1.00
June 30, 2022	2.75:1.00
September 30, 2022	2.75:1.00
December 31, 2022 and each fiscal quarter thereafter	2.50:1.00

(iii)Fixed Charge Coverage Ratio. A Fixed Charge Coverage Ratio, measured on a quarter-end basis, for the 12 month period ending June 30, 2019, and for each 12 month period ending on the last day of any fiscal quarter thereafter, of at least 1.25:1.00.

(b)	Make:

(i)Capital Expenditures. Capital Expenditures in any fiscal year in excess of the amount set forth in the following table for the applicable fiscal year:

Fiscal Year	Maximum Capital Expenditures
2019	$81,000,000
2020	$69,000,000
2021	$13,000,000

137020431v13

Fiscal Year	Maximum Capital Expenditures
2022	$13,000,000
2023	$23,000,000
2024	$25,000,000

provided, that if the amount of the Capital Expenditures permitted to be made in any fiscal year as set forth in the above table is greater than the actual amount of the Capital Expenditures (excluding the amount, if any, of Capital Expenditures made with Net Cash Proceeds reinvested pursuant to the proviso in Section 2.4(e)(ii)) actually made in such fiscal year (the amount by which such permitted Capital Expenditures for such fiscal year exceeds the actual amount of Capital Expenditures for such fiscal year, the “Excess Amount”), then 100% of such Excess Amount (the “Carry-Over Amount”) may be carried forward to the next succeeding Fiscal Year (the “Succeeding Fiscal Year”), so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom; provided further that the Carry-Over Amount applicable to a particular Succeeding Fiscal Year may not be used in that Fiscal Year until the amount permitted above to be expended in such Fiscal Year has first been used in full and the Carry-Over Amount applicable to a particular Succeeding Fiscal Year may not be carried forward to another fiscal year.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1	If Borrower fails to pay when due and payable, or when declared due and payable,

(a) all or any portion of the Obligations consisting of the reimbursement of Lender Group Expenses (other than any portion thereof constituting principal, any amount payable to Issuing Lender in reimbursement of any drawing under a Letter of Credit, fees or interest) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 10 days, (b) all or any portion of the Obligations consisting of principal or any amount payable to Issuing Lender in reimbursement of any drawing under a Letter of Credit, or (c) any interest or other amounts that do not constitute Lender Group Expenses (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), principal or any amount payable to Issuing Lender in reimbursement of any drawing under a Letter of Credit and such failure continues for a period of five days;

8.2	If Borrower or any of its Subsidiaries:

(a)fails to perform or observe any covenant or other agreement contained in any of (i) Sections 6.2, 6.3, 6.8, 6.12, 6.15, 6.16 or 6.17 of this Agreement, or (ii) Sections 7.1 through 7.18 of this Agreement; or

137020431v13

(b)fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent;

8.3If any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant or levied upon;

8.4If an Insolvency Proceeding is commenced by Borrower or any of its Subsidiaries;

8.5If an Insolvency Proceeding is commenced against Borrower, or any of its Subsidiaries, and any of the following events occur: (a) Borrower or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower or any of its Subsidiaries, or (e) an order for relief shall have been entered therein;

8.6If Borrower or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

8.7If a notice of Lien, levy, or assessment is filed of record involving an amount of the Applicable Cross-Default Amount or more with respect to any of Borrower’s or any of its Subsidiaries’ assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower’s or any of its Subsidiaries’ assets and the same is not paid before such payment is delinquent;

8.8If a judgment or other claim becomes a Lien or encumbrance involving an amount of the Applicable Cross-Default Amount or more upon any material portion of Borrower’s or any of its Subsidiaries’ assets;

8.9If there is a default in any material agreement of Indebtedness or any Material Contract to which Borrower or any of its Subsidiaries is a party involving an amount of the Applicable Cross-Default Amount or more and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of Borrower’s or its Subsidiaries’ obligations thereunder or to terminate such agreement;

8.10If Borrower or any of its Subsidiaries makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations (other than reimbursement of a de minimis amount of expenses), except to the extent

137020431v13

such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

8.11If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.12If the obligation of any Guarantor under any Guaranty is limited or terminated by operation of law or by any such Guarantor thereunder;

8.13If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby (with respect to intellectual property, limited to perfection in the United States), except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement; or

8.14Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower or its Subsidiaries, or a proceeding shall be commenced by Borrower or its Subsidiaries, or by any Governmental Authority having jurisdiction over Borrower or its Subsidiaries seeking to establish the invalidity or unenforceability thereof, or Borrower or its Subsidiaries, shall deny that Borrower or its Subsidiaries has any liability or obligation purported to be created under any Loan Document.

9.	THE LENDER GROUP’S RIGHTS AND REMEDIES.

9.1Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, all of which are authorized by Borrower:

(a)(i) Declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower, and (ii) direct Borrower to provide (and Borrower agrees that upon receipt of such notice it will provide) Letter of Credit Collateralization to Agent

137020431v13

to be held as security for Borrower’s reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;

(b)Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and the Lender Group;

(c)Declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Lender to make Advances, (ii) the obligation of Issuing Lender to issue Letters of Credit and (iii) the obligation of any Lender to make Delayed Draw Term Loans;

(d)Settle or adjust disputes and claims directly with Borrower’s Account Debtors for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit Borrower’s Loan Account with only the net amounts received by Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

(e)Cause Borrower to hold all of its returned Inventory in trust for the Lender Group and segregate all such Inventory from all other assets of Borrower or in Borrower’s possession;

(f)Without notice to or demand upon Borrower, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent at a place that Agent may designate which is reasonably convenient to both parties. Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Agent’s determination appears to conflict with the priority of Agent’s Liens in and to the Collateral and to pay all expenses incurred in connection therewith and to charge Borrower’s Loan Account therefor. With respect to any of Borrower’s owned or leased premises, Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender Group’s rights or remedies provided herein, at law, in equity, or otherwise;

(g)Without notice to Borrower (such notice being expressly waived), and without constituting an acceptance of any collateral in full or partial satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by the Lender Group (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by the Lender Group;

(h)Hold, as cash collateral, any and all balances and deposits of Borrower held by the Lender Group, and any amounts received in the Cash Management Accounts, to secure the full and final repayment of all of the Obligations;

(i)Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Borrower Collateral.

137020431v13

Borrower hereby grants to Agent a license or other right to use, without charge, Borrower’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Borrower Collateral, in completing production of, advertising for sale, and selling any Borrower Collateral and Borrower’s rights under all licenses and all franchise agreements shall inure to the Lender Group’s benefit;

(j)Sell the Borrower Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Agent determines is commercially reasonable. It is  not necessary that the Borrower Collateral be present at any such sale;

(k)Except in those circumstances where no notice is required under the Code, Agent shall give notice of the disposition of the Borrower Collateral as follows:

(i)Agent shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Borrower Collateral, the time on or after which the private sale or other disposition is to be made; and

(ii)The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Borrower Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

(l)	Agent, on behalf of the Lender Group, may credit bid and purchase at any public sale;

(m)	Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Borrower Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing; and

(n)The Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrower shall automatically be obligated to repay all of such Obligations in full (including Borrower being obligated to provide (and Borrower agrees that it will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrower’s reimbursement obligations in respect of drawings that may subsequently occur under issued and

137020431v13

outstanding Letters of Credit, and (2) Bank Product Collateralization to be held as security for Borrower’s or its Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrower.

9.2Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election,  or acquiescence by it.

10.	TAXES AND EXPENSES.

If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves against the Maximum Revolver Amount as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.	WAIVERS; INDEMNIFICATION.

11.1Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.

11.2The Lender Group’s Liability for Borrower Collateral. Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the  Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Borrower Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Borrower Collateral shall be borne by Borrower.

137020431v13

11.3Indemnification. Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys’ fees and disbursements and other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrower’s and its Subsidiaries’ compliance with the terms of the Loan Documents, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. This Section 11.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Borrower or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrower or Agent, as the case may be, at its address set forth below:

If to Borrower:	FRESHPET, INC. 400 Plaza Drive FL1 Secaucus, NJ 07094 Attn: Richard Kassar

Fax No. (201) 866-2018

137020431v13

with copies to:KIRKLAND & ELLIS LLP

601 Lexington Avenue New York, NY 10022 Attn: Jason Kanner, Esq. Fax No. (212) 446-6460

If to Agent:CITY NATIONAL BANK

555 S. Flower Street 21st Floor

Los Angeles, California 90071 Attn: Garen Papazyan

Fax No.: (213) 673-9801

with copies to:CITY NATIONAL BANK

agencyservices@cnb.com and

KATTEN MUCHIN ROSENMAN LLP

515 South Flower Street Suite 1000

Los Angeles, California 90071 Attention: Jan Harris Cate, Esq. Facsimile: (213) 947-1151

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that

(a)	notices sent by overnight courier service shall be deemed to have been given when received,

(b)notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

13.CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a)THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR

137020431v13

THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

(b)THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

(c)TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)BORROWERHEREBYIRREVOCABLYAND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES AND THE STATE OF CALIFORNIA, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES  HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER

137020431v13

LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e)NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, ISSUING LENDER, ANY OTHER LENDER OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER  LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

(f)IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (C) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(i)WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE. VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(ii)THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT),

(C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

137020431v13

(iii)UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN 10 DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B).  THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW. PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv)EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v)THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(vi)THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW. THE REFEREE  SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE FINAL JUDGMENT OR ORDER

137020431v13

FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

(g)THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

14.1	Assignments and Participations.

(a)Any Lender may assign and delegate to one or more assignees (each an “Assignee”) all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000 (except that in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and Loans at the time owing to it under the Loan Documents, no minimum amount need be assigned, and in connection with simultaneous assignments to two or more related Approved Funds, such Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment amount referred to above); provided, however, that (w) a Lender may not assign all or any portion of the Obligations or the Commitments to Borrower, any Permitted Holder or any Affiliate thereof, (x) the prior written consent of Agent (not to be unreasonably withheld, delayed or conditioned) shall be required prior to any such assignment by a Lender to another Person that is not a Lender, an Affiliate of a Lender or an Approved Fund, (y) so long as no Event of Default has occurred and is continuing, the prior written consent of Borrower (not to be unreasonably withheld, delayed or conditioned) shall be required prior to any such assignment by a Lender to another Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within 5 Business Days after having received notice thereof, and (z) Borrower and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Borrower and Agent an Assignment and Acceptance, and (iii) the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $5,000. Anything contained herein to the contrary notwithstanding, the payment  of any fees shall not be required if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender.

137020431v13

(b)From and after the date that Agent notifies the assigning Lender (with a copy to Borrower) that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof)  and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s  rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrower and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 16 and Section 17.7 of this Agreement. The Assignee shall execute and deliver to the Agent and the Borrower the forms described in Section

16.11 applicable to it.

(c)The Agent, acting solely for this purpose as a non-fiduciary agent for the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). No assignment shall be effective unless it has been recorded in the Register as provided in this Section 14.1(c). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. This Section shall be construed so that the Loans are at all times maintained in “registered form” within the meanings of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(d)By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations  under  this  Agreement  or  any  other  Loan  Document  furnished  pursuant   hereto,

(3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis

137020431v13

and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (5) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (6) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(e)Immediately upon Agent’s receipt of the required processing fee payment and the fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender to the extent of such assignment.

(f)Any Lender may at any time, with the written consent of Agent, sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a “Participant”) participating interests in its Obligations, the Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall

137020431v13

have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collections of Borrower or its Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Obligations (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit  or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error,  and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Each Participant shall be entitled to the benefits and obligations of Section 16.11 (subject to the requirements and limitations of such section, including the requirements to provide tax documentation (it being understood that the documentation required under Section

16.11 shall be delivered to the participating Lender)) to the same extent as if it were a Lender  and had acquired its interest by assignment pursuant to subsection (a) of this Section 14.1.

(g)In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 17.7, disclose all documents and information which it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses.

(h)Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation  A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

14.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant  to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.

15.	AMENDMENTS; WAIVERS.

15.1Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements), and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be

137020431v13

in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrower and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby and Borrower, do any of the following:

(a)	increase or extend any Commitment of any Lender, or

(b)postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document, or

(c)reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document, or

(d)	change the Pro Rata Share that is required to take any action hereunder, or

(e)amend or modify this Section or any provision of the Agreement providing for consent or other action by all Lenders, or

(f)other than as permitted by Section 16.12, release Agent’s Lien in all or substantially all of the Collateral, or

(g)	change the definition of “Required Lenders” or “Pro Rata Share”, or

(h)	increase the Maximum Commitment Amount permitted in Section 2.15, or

(i)other than as permitted by this Agreement or any other Loan Document, release Borrower or all or substantially all of the Guarantors from any obligation for the payment of money, or amend any of the provisions of Section 16.

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent or Issuing Lender, as applicable, affect the rights or duties of Agent or Issuing Lender, as applicable, under this Agreement or any other Loan Document. The  foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of Borrower.

15.2	Replacement of Holdout Lender.

(a)If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the

137020431v13

Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 14.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and Delayed Draw Term Loan, and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

15.3No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

16.	AGENT; THE LENDER GROUP.

16.1Appointment and Authorization of Agent. Each Lender hereby designates and appoints CNB as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on  the express conditions contained in this Section 16. The provisions of this Section 16 are solely for the benefit of Agent, and the Lenders, and Borrower and its Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that CNB is merely the representative of the Lenders, and only has the contractual duties set forth herein.

137020431v13

Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Borrower and its Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Borrower and its Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Borrower and its Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower, the Obligations, the Collateral, the Collections of Borrower and its Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

16.2Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

16.3Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of Borrower or the books or records or properties of any of Borrower’s Subsidiaries or Affiliates.

16.4Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram,

137020431v13

telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

16.5Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

16.6Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent- Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any

137020431v13

other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

16.7Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees  and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Borrower and its Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from the Collections of Borrower and its Subsidiaries received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, , that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance, Delayed Draw Term Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including attorneys’, accountants’, advisors’, and consultants’ fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

16.8Agent in Individual Capacity. CNB and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though CNB were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, CNB or its Affiliates may receive information regarding Borrower or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such

137020431v13

information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include CNB in its individual capacity.

16.9Successor Agent. Agent may resign as Agent upon 45 days’ notice to the Lenders. If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent.  If Agent has materially breached or failed to perform any material provision of this Agreement  or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

16.10Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

16.11	Withholding Taxes.

(a)All payments made by Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, except as required by applicable law, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes. If any applicable law (as determined in the good faith discretion of the applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by the Borrower, then the applicable  withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with

137020431v13

applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 16.11(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. Borrower will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrower.

(b)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and Agent, at the time or times reasonably requested by the Borrower or Agent, such properly completed and executed documentation reasonably requested by the Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of  withholding. In addition, any Lender, if reasonably requested by the Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or Agent as will enable the Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (b)(i)-

(v)of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing, each Lender agrees to deliver to Agent and Borrower:

(i)if such Lender claims an exemption from United States withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender substantially in the form of Exhibit B-1, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or W-8BEN-E, before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower;

(ii)if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN or W-8BEN-E before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower;

(iii)if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower;

(iv)to the extent such Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a statement substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form

137020431v13

W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a statement substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner; or

(v)IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower.

(c)Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent to determine the withholding or deduction required to be made.

(d)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Borrower or the Agent as may be necessary for Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment under FATCA, if any. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(e)The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

(f)If the Agent is a U.S. Person, it shall deliver to the Borrower on or prior to the date on which it becomes the Agent under this Agreement two duly completed copies of IRS Form W-9. If the Agent is not a U.S. Person, it shall provide to the Borrower on or prior to the date on which it becomes the Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower): (A) two executed copies of Form W-8ECI with respect to any amounts payable to the Agent for its own account, and (B) two executed copies of Form W-8IMY with respect to any amounts payable to the Agent for the account of others, certifying

137020431v13

that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person with respect to such payments (and the Borrower and the Agent agree to so treat the Agent as a

U.S. Person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations).

(g)If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (b), (c) or (d) of this Section 16.11 are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(h)If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender due to a failure on the part of the Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section 16.11, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(i)If any party determines, in its sole discretion exercised in good faith, that  it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant taxing authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant taxing authority) in the event that such indemnified party is required to repay such refund to such taxing authority. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

16.12	Collateral Matters.

(a)The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations,

(ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted

137020431v13

under Section 7.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Borrower or its Subsidiaries owned no interest at the time the Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to Borrower or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except  as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.12; provided, however, , that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b)Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrower or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to  any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

16.13	Restrictions on Actions by Lenders; Sharing of Payments.

(a)Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to  Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same

137020431v13

over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

16.14Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

16.15Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

16.16Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

16.17Field Examinations and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a)is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination or examination report (each a “Report” and collectively, “Reports”) prepared by Agent, and Agent shall so furnish each Lender with such Reports,

(b)expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

137020431v13

(c)expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any examination will inspect only specific information regarding Borrower and will rely significantly upon the Books, as well as on representations of Borrower’s personnel,

(d)agrees to keep all Reports and other material, non-public information regarding Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.7, and

(e)without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or  loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower to Agent that has not been contemporaneously provided by Borrower to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

16.18Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any

137020431v13

other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

16.19Bank Product Providers. Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in a Loan Document to the parties for whom Agent is acting; it being understood and agreed that the rights and benefits of such Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any such distribution of payments and collections, Agent shall be entitled to assume no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent in writing of the amount of any such liability owed to it prior to such distribution.

16.20Lead Arranger. Lead Arranger, in such capacity, shall not have any right,  power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender or as Agent, as applicable. Without limiting the foregoing, Lead Arranger, in such capacity, shall not have or be deemed to have any fiduciary relationship with any Lender or any Loan Party. Each Lender, Agent, Issuing Lender, and each Loan Party acknowledges that it has not relied, and will not rely, on the Lead Arranger in deciding to enter into this Agreement or in taking or not taking action hereunder. Lead Arranger, in such capacity, shall be entitled to resign at any time by giving notice to Agent and Borrower.

16.21Legal Representation of Agent. In connection with the negotiation, drafting,  and execution of this Agreement and the other Loan Documents, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, Katten Muchin Rosenman LLP (“KMR”) only has represented and only shall represent CNB in its capacity as Agent and as a Lender. Each other Lender hereby acknowledges that KMR does not represent it in connection with any such matters.

17.	GENERAL PROVISIONS.

17.1Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

137020431v13

17.5Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.6	Revival and Reinstatement of Obligations; Certain Waivers.

(a)If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.

(b)Anything to the contrary contained herein notwithstanding, if Agent  or any Lender accepts a guaranty of only a portion of the Obligations pursuant to any guaranty, Borrower hereby waives its right under Section 2822(a) of the California Civil Code or any similar laws of any other applicable jurisdiction to designate the portion of the Obligations satisfied by the applicable guarantor’s partial payment.

137020431v13

17.7Confidentiality. Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (a) to attorneys for  and other advisors, accountants, auditors, and consultants to any member of the Lender Group,

(b) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.7, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to  in advance by Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 17.7 shall survive for 2 years after the payment in full of the Obligations. In addition, the Agent and the Lenders may disclose the existence of this  Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

17.8Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

17.9Amendment and Restatement. This Agreement amends and restates in its entirety the Existing Loan Agreement effective as of the date hereof. Anything contained herein to the contrary notwithstanding, this Agreement is not intended to and shall not serve to effect a novation of the “Obligations” (as defined in the Existing Loan Agreement). Instead, it is the express intention of the parties hereto to reaffirm the indebtedness, obligations and liabilities created under the Existing Loan Agreement which is secured by the Collateral pursuant to the terms of the Loan Documents, as reaffirmed by the reaffirmations required hereunder. Each of Borrower and the other Loan Parties acknowledges and confirms (x) that the liens and security interests granted pursuant to the Loan Documents secure the applicable indebtedness, liabilities and obligations of the Loan Parties to the Agent and the Lenders under the Existing Loan Agreement, as amended and restated by this Agreement, (y) the Loan Documents shall continue in full force and effect in accordance with their terms unless otherwise amended by the parties thereto, and (z) that the term “Obligations” as used in the Loan Documents (or any other term used therein to describe or refer to the indebtedness, liabilities and obligations of the Loan

137020431v13

Parties to the Agent and the Lenders) includes, without limitation, the indebtedness, liabilities and obligations of the Loan Parties under this Agreement and any notes delivered hereunder, and under the Existing Loan Agreement, as amended and restated hereby, as the same may be further amended, modified, supplemented and/or restated from time to time. The Loan Documents and all agreements, instruments and documents executed or delivered in connection with any of the foregoing shall each be deemed to be amended to the extent necessary to give effect to the provisions of this Agreement. Each reference to the “Loan and Security Agreement” in any  Loan Document shall mean and be a reference to this Agreement (as further amended, restated, supplemented or otherwise modified from time to time). Cross-references in the Loan Documents to particular section numbers in the Existing Loan Agreement shall be deemed to be cross-references to the corresponding sections, as applicable, of this Agreement. Upon the effectiveness of this Agreement, and on and after the Restatement Effective Date, each reference in the Existing Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Existing Loan Agreement in any other related  document, including any Loan Document as amended hereby, shall mean and be a reference to this Agreement.

17.10Keepwell. If Borrower is a Qualified ECP Guarantor at the time the guarantee or the grant of a security interest under the Loan Documents by any Specified Loan Party becomes effective with respect to any Hedge Obligation, Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Hedge Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred by Borrower without rendering its obligations and undertakings under this Section 17.10 or otherwise under this Agreement voidable under applicable bankruptcy or insolvency laws, and not for any greater amount). The obligations and undertakings of Borrower under this Section shall remain in full force and effect until the Obligations have been paid and performed in full. Borrower intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of the Commodity Exchange Act.

17.11Acknowledgement and Consent to Bail-In. Solely to the extent any Lender or Issuing Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender Issuing Bank that is an EEA Financial Institution; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:

137020431v13

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

17.12Patriot Act Notice. Each Lender subject to the Patriot Act hereby notifies Borrower and the other Loan Parties that, pursuant to the requirements of the Patriot Act, such Lender is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act.

17.13No Advisory or Fiduciary Responsibility. In connection with all aspects of  each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent, the Lead Arranger, the Issuing Bank and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agent, the Lead Arranger, the Issuing Bank and the Lenders, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent, the Lead Arranger, the Issuing Bank and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) none of the Agent, the Lead Arranger, the Issuing Bank and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, the Lead Arranger, the Issuing Bank and the Lenders and their respective Affiliates each may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agent, the Lead Arranger, the Issuing Bank and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against any of the Agent, the Lead Arranger, the Issuing Bank and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Signature pages to follow.]

137020431v13

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

FRESHPET, INC.,
a Delaware Corporation

By:	/s/ Richard Kassar
Name: Richard Kassar
Title: Chief Financial Officer

[Signature Page to Fourth Amended and Restated Loan and Security Agreement]

CITY NATIONAL BANK,
a national banking association
As Agent, Lead Arranger and as a lender

By:	/s/ Garen Papazyan
Name: Garen Papazyan
Title: Senior Vice President

[Signature Page to Fourth Amended and Restated Loan and Security Agreement]

BANK OF AMERICA, N.A.,
as a lender

By:	/s/ Edward Macclti
Name: Edward Macclti
Title: Senior Vice President

137020431v13

EXHIBITS AND SCHEDULES

Exhibit A-1Form of Assignment and Acceptance

Exhibit B-1Form of U.S. Tax Compliance Certificate

Exhibit B-2Form of U.S. Tax Compliance Certificate

Exhibit B-3Form of U.S. Tax Compliance Certificate

Exhibit B-4Form of U.S. Tax Compliance Certificate

Exhibit C-1Form of Compliance Certificate

Exhibit L-1Form of LIBOR Notice

Exhibit N-1Form of Notice of Borrowing

Schedule A-1Agent’s Account

Schedule C-1Commitments

Schedule D-1Designated Account

Schedule P-1Permitted Liens

Schedule P-2Permitted Holders

Schedule R-1Real Property Collateral

Schedule 2.7(a)Cash Management Banks

Schedule 5.5Locations of Inventory and Equipment

Schedule 5.7(a)States of Organization

Schedule 5.7(b)Chief Executive Offices

Schedule 5.7(c)Organizational Identification Numbers Schedule 5.7(d)Commercial Tort Claims

Schedule 5.8(c)Capitalization of Borrower’s Subsidiaries

Schedule 5.8(d)	Subscriptions, Options, Warrants or Calls Relating to Shares of Borrower’s Subsidiaries’ Capital Stock

Schedule 5.10Litigation

Schedule 5.14Environmental Matters

Schedule 5.16Intellectual Property

Schedule 5.18Deposit Accounts and Securities Accounts Schedule 5.20Permitted Indebtedness

137020431v13

EXHIBIT A-1

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This   ASSIGNMENT  AND   ACCEPTANCE   AGREEMENT (“Assignment

Agreement”) is entered into as of , 20 between (“Assignor”) and

(“Assignee”). Reference is made to the Agreement described  in Annex I hereto (the “Credit Agreement”). All initially capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

1.In accordance with the terms and conditions of Section 14.1 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Commitments, all to the extent specified on Annex I.

2.The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any Guarantor or the performance or observance by Borrower or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and

(d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrower to Assignor with respect to Assignor’s share of the loan assigned hereunder, as reflected on Assignor’s books and records.

3.The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents;

(c) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; [and (e) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of

137957435v3

determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.]

4.Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent. The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee,

(b) the receipt by Agent for its sole and separate account a processing fee in the amount of

$5,000, (c) the receipt of any required consent of Agent, and (d) the date specified on Annex I.

5.As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and

(b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 16 and Section 17.7 of the Credit Agreement.

6.Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.

7.This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

8.THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA.

137957435v3

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR], as Assignor

By:	Name:

Title:

[NAME OF ASSIGNEE], as Assignee By:

Name: Title:

ACCEPTED THIS DAY OF

, 20

CITY NATIONAL BANK,

a national banking association, as Agent

By:	Name:

Title:

[CONSENTED TO THIS DAY OF

, 20

FRESHPET, INC.,

a Delaware corporation, as Borrower

By: Name: Title: ]1

1 Include to the extent required by Section 14.1(a) of the Credit Agreement.

137957435v3

ANNEX FOR ASSIGNMENT AND ACCEPTANCE ANNEX I

1.	Borrower: FRESHPET, INC., a Delaware corporation

2.	Name and Date of Credit Agreement:

Fourth Amended and Restated Loan and Security Agreement, dated as of May 15, 2019, by and among Borrower, the lenders identified on the signature pages thereof (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”) and CITY NATIONAL BANK, a national banking association, as the lead arranger and administrative agent for the Lenders (in such capacity as administrative agent, together with its successors and assigns, if any, in such capacity, “Agent”).

3.	Date of Assignment Agreement:

4.	Amounts:

a.	Assigned Amount of Revolver Commitment$
b.	Assigned Amount of Delayed Draw Term Loan$ Commitment
c.	Assigned Amount of Advances$
d.	Assigned Amount of Delayed Draw Term Loans$

5.	Settlement Date:

6.	Purchase Price$

7.	Notice and Payment Instructions, etc.

Assignee:Assignor:

137957435v3

EXHIBIT B-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Loan and Security Agreement, dated as of May 15, 2019 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Freshpet, Inc., a Delaware corporation (the “Borrower”), the lenders identified on the signature pages thereof (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”) and City National Bank, a national banking association, as the lead arranger and administrative agent for the Lenders (in such capacity as administrative agent, together with its successors and assigns, if any, in such capacity, “Administrative Agent”).

Pursuant to the provisions of Section 16.11 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is  not  a  “controlled  foreign  corporation”  related  to  the  Borrower  as   described   in   Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]

By:_ Name:

Title:

Date: , 20[ ]

Exhibit B-1

139215038v1

EXHIBIT B-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Loan and Security Agreement, dated as of May 15, 2019 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Freshpet, Inc., a Delaware corporation (the “Borrower”), the lenders identified on the signature pages thereof (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”) and City National Bank, a national banking association, as the lead arranger and administrative agent for the Lenders (in such capacity as administrative agent, together with its successors and assigns, if any, in such capacity, “Administrative Agent”).

Pursuant to the provisions of Section 16.11 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which  it  is  providing  this  certificate,  (ii) it  is  not  a  “bank”  within  the   meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-

U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]

By:_ Name:

Title:

Date: , 20[ ]

Exhibit B-2

139215038v1

EXHIBIT B-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Loan and Security Agreement, dated as of May 15, 2019 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Freshpet, Inc., a Delaware corporation (the “Borrower”), the lenders identified on the signature pages thereof (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”) and City National Bank, a national banking association, as the lead arranger and administrative agent for the Lenders (in such capacity as administrative agent, together with its successors and assigns, if any, in such capacity, “Administrative Agent”).

Pursuant to the provisions of Section 16.11 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered  into  in  the  ordinary  course  of  its  trade  or  business  within  the  meaning   of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and

(v)none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]

By:_ Name:

Title:

Exhibit B-3

139215038v1

Date: , 20[ ]

Exhibit B-3

139215038v1

EXHIBIT B-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Loan and Security Agreement, dated as of May 15, 2019 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Freshpet, Inc., a Delaware corporation (the “Borrower”), the lenders identified on the signature pages thereof (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”) and City National Bank, a national banking association, as the lead arranger and administrative agent for the Lenders (in such capacity as administrative agent, together with its successors and assigns, if any, in such capacity, “Administrative Agent”).

Pursuant to the provisions of Section 16.11 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W- 8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W- 8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]

Exhibit B-4

139215038v1

By:_ Name:

Title:

Date: , 20[ ]

Exhibit B-4

139215038v1

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE

[on Borrower’s letterhead]

To:	City National Bank 555 S. Flower Street 21st Floor

Los Angeles, CA 90071 Attention: Garen Papazyan

Re:Compliance Certificate dated Ladies and Gentlemen:

Reference is made to that certain FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the “Loan Agreement”), dated as of May 15, 2019, by and among FRESHPET, INC., a Delaware corporation (“Borrower”), the lenders identified on the signature pages thereof (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”) and CITY NATIONAL BANK, a national banking association, as the lead arranger and administrative agent for the Lenders (in such capacity as administrative agent, together with its successors and assigns, if any, in such capacity, “Agent”). All initially capitalized terms used herein shall have the meanings set forth in the Loan Agreement unless specifically defined herein.

Pursuant to Section 6.3 of the Loan Agreement, the undersigned chief financial officer of Borrower hereby certifies in his/her capacity as a chief financial officer of Borrower and not in his/her individual capacity that:

1.The financial information of Borrower and its Subsidiaries furnished in Schedule 1 attached hereto (the “Financial Statements”), has been prepared in accordance with GAAP (except for year-end adjustments and the lack of footnotes), and fairly presents in all material respects the consolidated financial condition of Borrower and its Subsidiaries as of the date thereof or the consolidated results of operations of Borrower and its Subsidiaries for the period then ended.

2.Such officer has reviewed the terms of the Loan Agreement and has made, or caused to be made a review in reasonable detail of the transactions and financial condition of Borrower and its Subsidiaries during the accounting period covered by the Financial Statements.

3.Such review has not disclosed the existence on and as of the date of the Financial Statements, and the undersigned does not have knowledge of the existence as of the date of the Financial Statements, of any event or condition that constituted a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, specifying the nature and period of existence thereof and what action Borrower and its Subsidiaries have taken, are taking, or propose to take with respect thereto.

137957435v3

4.As of the date of the Financial Statements, Borrower and its Subsidiaries are in compliance with the applicable covenants contained in Section 7.18 of the Loan Agreement as demonstrated on Schedule 3 hereof.

137957435v3

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this day of , 20 .

FRESHPET, INC.,

a Delaware corporation

By: Name: Title: Chief Financial Officer

[SIGNATURE PAGE TO COMPLIANCE CERTIFICATE]

137957435v3

SCHEDULE 1

Financial Information

137957435v3

SCHEDULE 2

Default or Event of Default

137957435v3

1.	Adjusted EBITDA.

SCHEDULE 3

Financial Covenants

Borrower’s and its Subsidiaries’ TTM EBITDA, measured on a quarter-end basis for the twelve month period ending ,          is $ , which amount [is/is not] greater than or equal to (i) $16,020,000 for the twelve month period ending June 30, 2019,

(ii) $19,620,000 for the twelve month period ending September 30, 2019, (iii) $23,640,000 for the twelve month period ending December 31, 2019, (iv) $28,938,000 for the twelve month period ending March 31, 2020, (v) $33,741,000 for the twelve month period ending June 30, 2020,  (vi)  $39,088,000  for  the  twelve  month  period  ending  September  30,  2020,  and (vii)

$45,150,000 for the twelve month period ending December 31, 2020; provided that if Borrower delivers to the Agent a certificate of occupancy with respect to Property A, in form and substance satisfactory to the Agent, the testing of such financing covenant shall cease.

2.	Leverage Ratio.

Borrower’s and its Subsidiaries’ Leverage Ratio, measured on a quarter-end basis for the twelve month period ending ,        is        :         , which amount [is/is not] less than or equal to (i) 3.00:1.00 for each twelve month period ending June 30, 2019 through and including the twelve month period ending September 30, 2021, (ii) 2.75:1.00 for each twelve month period ending December 31, 2021 through and including the twelve month period ending September 30, 2022, and (iii) 2.50:1.00 for each twelve month period ending December 31, 2022 and each twelve month period ending thereafter.

3.	Fixed Charge Coverage Ratio.

Borrower’s and its Subsidiaries’ Fixed Charge Coverage Ratio, measured on a quarter-end  basis  for  the 12  month period ending ,      is        :        , which amount [is/is not] greater than or equal to 1.25:1.00.

4.	Capital Expenditures.

Borrower’s and its Subsidiaries’ Capital Expenditures during the fiscal year ending on the date of the Financial Statement is $ , which amount [is/is not] less than or equal to (i) $81,000,000 for the fiscal year 2019, (ii) $69,000,000 for the fiscal year 2020, (iii)

$13,000,000 for the fiscal year 2021, (iv) $13,000,000 for the fiscal year 2022, (v) $23,000,000 for the fiscal year 2023, and (vi) $25,000,000 for the fiscal year 2024; provided that if the amount of Capital Expenditures permitted to be made in any fiscal year as set forth above is greater than the actual amount of the Capital Expenditures (excluding the amount, if any, of Capital Expenditures made with Net Cash Proceeds reinvested pursuant to the proviso in Section 2.4(e)(ii) of the Loan Agreement) actually made in such fiscal year (the amount by which such permitted Capital Expenditures for such fiscal year exceeds the actual amount of Capital Expenditures for such fiscal year, the “Excess Amount”), then 100% of such Excess Amount (the “Carry-Over Amount”) may be carried forward to the next succeeding Fiscal Year (the “Succeeding Fiscal Year”), so long as no Default or Event of Default shall have occurred and be

137957435v3

continuing or would result therefrom; provided further that the Carry-Over Amount applicable to a particular Succeeding Fiscal Year may not be used in that Fiscal Year until the amount permitted above to be expended in such Fiscal Year has first been used in full and the Carry- Over Amount applicable to a particular Succeeding Fiscal Year may not be carried forward to another fiscal year.

137957435v3

City National Bank 555 S. Flower Street 21st Floor

Los Angeles, CA 90071 Attention: Garen Papazyan

Ladies and Gentlemen:

EXHIBIT L-1 FORM OF LIBOR NOTICE

Reference is made to that certain FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the “Loan Agreement”), dated as of May 15, 2019, by and among FRESHPET, INC., a Delaware corporation (“Borrower”) the lenders identified on the signature pages thereof (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”) and CITY NATIONAL BANK, a national banking association, as the lead arranger and administrative agent for the Lenders (in such capacity as administrative agent, together with its successors and assigns, if any, in such capacity, “Agent”). All initially capitalized terms used herein shall have the meanings set forth in the Loan Agreement unless specifically defined herein.

This LIBOR Notice represents Borrower’s request to elect the LIBOR Option with respect to [all] [a portion of] the [Advances][Delayed Draw Term Loans][Incremental Term Loans] in the amount of $ (the “LIBOR Rate Loan”)[, and is a written confirmation of the telephonic notice of such election given to Lender].

The LIBOR Rate Loan will have an Interest Period of [1, 2, 3 or 6] month(s) commencing on .

Borrower represents and warrants that no Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

Dated: , 20

FRESHPET, INC., a Delaware corporation, as Borrower

By Name: Title:

137957435v3

EXHIBIT N-1

FORM OF NOTICE OF BORROWING

City National Bank 555 S. Flower Street 21st Floor

Los Angeles, CA 90071 Attention: Garen Papazyan

RE: Notice of Borrowing under that certain FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the “Loan

Agreement”), dated as of May 15, 2019, by and among FRESHPET, INC., a Delaware corporation (“Borrower”) the lenders identified on the signature pages thereof (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”) and CITY NATIONAL BANK, a national banking association, as the lead arranger and administrative agent for the Lenders (in such capacity as administrative agent, together with its successors and assigns, if any, in such capacity, “Agent”).

Ladies and Gentlemen:

Reference hereby is made to the Loan Agreement. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Loan Agreement.

Pursuant to Section 2.3 of the Loan Agreement, the Borrower hereby gives you irrevocable notice that the Borrower hereby requests [a Delayed Draw Term Loan][an Advance][an Incremental Term Loan] under the Loan Agreement, and sets forth below the information relating to such proposed Advance (the “Proposed Borrowing”) as required by Section 2.3 of the Loan Agreement.

a.	The Business Day of the Proposed Borrowing is .

b.	The amount of the Proposed Borrowing is $ .

c.The Proposed Borrowing will be [a Delayed Draw Term Loan][an Advance][an Incremental Term Loan].

d.The Proposed Borrowing will be a [Base Rate Loan][LIBOR Rate Loan] with an Interest period of [1][2][3][6] month(s).

e.The Proposed Borrowing is to be made pursuant to the instructions set forth on Exhibit A attached hereto.

137957435v3

The Borrower hereby further certifies that on and as of the date for the Proposed Borrowing, and after giving effect to the Proposed Borrowing:

a.the representations and warranties contained the Loan Documents are true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date),

b.no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof,

c.no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, Lender, or any of their Affiliates,

d.	no Material Adverse Change has occurred[.][, and]

e.[all actions and conditions specified in Section 6.17 of the Loan Agreement shall have been taken or satisfied, as applicable, with respect to such Real Property[.][, and]]2

f.[after giving pro forma effect to any such Delayed Draw Term Loan, the Leverage Ratio of Borrower and its Subsidiaries shall not exceed the Leverage Ratio required by Section 7.18(a)(ii) of the Loan Agreement minus 0.25, and Borrower shall have delivered to the Agent a Compliance Certificate demonstrating compliance with such condition.]3

Very truly yours,

FRESHPET, INC.,

a Delaware corporation

By:_ Name:

Title:

2 Include if any portion of the proceeds of such Advance or Delayed Draw Term Loan will be used to acquire any Real Property.

3 Include for Delayed Draw Term Loans.

137957435v3

EXHIBIT A WIRING INSTRUCTIONS

Payee	Wiring Instructions
Bank: [City/State] ABA # Account # Ref:

137957435v3

Schedule A-1 Agent’s Account

An account at a bank designated by Agent from time to time as the account into which Borrower shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies Borrower to the contrary, Agent’s Account shall be that certain deposit account bearing account number 101306674 and maintained by Agent at City National Bank, Los Angeles, N.A., ABA # 122016066, 2100 Park Place, El Segundo, CA 90245.

137957435v3

Schedule C-l Commitments

Lender	Revolver Commitment	Delayed Draw Term Loan Commitment	Total Commitment
City National Bank	$17,500,000	$27,500,000	$45,000,000
Bank of America, N.A.	$17,500,000	$27,500,000	$45,000,000
All Lenders	$35,000,000	$55,000,000	$90,000,000

139334695v1

Schedule D-l Designated Account

Account number 123380541 of Borrower maintained with Borrower’s Designated Account Bank, or such other deposit account of Borrower (located within the United States) that has been designed as such, in writing, by Borrower to Agent.

“Designated Account Bank” means City National Bank, Los Angeles, N.A., whose office is located at 2100 Park Place, El Segundo, CA 90245, and whose ABA number is 122016066.

None.

Schedule P-1 Permitted Liens

1.	MidOcean Partners III, L.P.

2.	MidOcean Partners III-A, L.P.

3.	MidOcean Partners III-D, L.P.

Schedule P-2 Permitted Holders

Schedule R-l

Real Property Collateral

146 North Commerce Way, Hanover Township PA. 176 North Commerce Way, Hanover Township PA

•	Bank of America

Schedule 2.7(a) Cash Management Banks

100 West 33rd Street New York, NY 10001 ABA number - 0260-0959-3

•	City National Bank, Los Angeles, N.A., 2100 Park Place, El Segundo, CA 90245, ABA number is 122016066.

Schedule 5.5

Location of Inventory and Equipment

1.	146 North Commerce Way, Bethlehem, PA 18017

2.	176 North Commerce Way, Bethlehem, PA 18017

3.	7132 Ruppsville Road, Allentown, PA 18106

4.	Turners LTD – Fordam Road, Newmarket, SFK CB8 7NR, United Kingdom

5.	Agro Merchants Barneveld - Harselaarseweg 133, 3771MA Barneveld, The Netherlands

6.	Agro - Forelgracht 15 6642 Ed Beuningen, The Netherlands

7.	2410 Broadhead Road, Bethlehem, PA 18020

8.	787 California Road, Quakertown, PA 18951

9.	303 West Marquette Avenue, Oak Creek, WI 53154

Schedule 5.7(a) States of Organization

Entity	Jurisdiction of Organization
Freshpet, Inc.	Delaware
FP Foods Realty PA, LLC	Delaware
Professor Connor’s Canada Inc.	Ontario, Canada
Freshpet Europe LTD	England and Wales
Freshpet NE B.V.	The Netherlands

Schedule 5.7(b) Chief Executive Offices

Entity	Chief Executive Office
Freshpet, Inc.	400 Plaza Drive FL 1 Secaucus, New Jersey 07094
FP Foods Realty PA, LLC	400 Plaza Drive FL 1 Secaucus, New Jersey 07094
Professor Connor’s Canada Inc.	502-500 Avenue Road, Toronto, Ontario, Canada M4V 2J6
Freshpet Europe LTD	Oak House, 2 Woodward Close Ipswich United Kingdome IP2 0EA
Freshpet NE B.V.	Forelgracht 15 Beuningen 6642 ED Netherlands

Schedule 5.7(c) Organizational Identification Numbers

Entity	Organizational Identification Number	Authority
Freshpet, Inc.	3880284	Delaware Certificate of Incorporation
Freshpet, Inc.	20-1884894	Employer Identification Number
FP Foods Realty PA, LLC	5763148	Delaware Certificate of Incorporation
FP Foods Realty PA, LLC	38-3972891	Employer Identification Number
Professor Connor’s Canada Inc.	001690726	Ontario Corporate Number
Freshpet Europe LTD	10545785	Companies House Number
Freshpet NE B.V.	70842582	Trade Register Chamber of Commerce

None.

Schedule 5.7(d) Commercial Tort Claims

Schedule 5.8(c) Capitalization of Borrower’s Subsidiaries

Subsidiary	Jurisdiction of Organization	Authorized Stock	Held by Borrower
FP Foods Reality PA, LLC	Delaware	N/A	100% membership interest
Professor Connor’s Canada Inc.	Ontario, Canada	Class A Common - 200 shares Class B Common - 200 shares	200 Class A common shares (100%) 200 Class B common shares (100%)
Freshpet Europe LTD	England and Wales	N/A	100% membership interest
Freshpet NE B.V.	The Netherlands	Common -100 shares	Common -100 shares (100%)

Schedule 5.8(d)

Subscriptions, Options, Warrants or Calls Relating to Shares of Borrower’s Subsidiaries’ Capital Stock

None.

None.

Schedule 5.10 Litigation

(a) None. (b) None. (c) None. (d) None.

Schedule 5.14 Environmental Matters

Schedule 5.16 Intellectual Property

Trademarks — Registered & Pending

Status	Country	Mark	Appl. No./ Date Filed	Reg. No. / Date Registered	Owner
			1237682	TMA741181	Freshpet,
Registered	Canada	DELI FRESH	11/12/2004	6/1/2009	Inc.
			1541048	TMA866353	Freshpet,
Registered	Canada	DOGNATION	8/24/2011	11/29/2013	Inc.
			1831505		Freshpet,
Pending	Canada	FRESH CUTS	4/6/2017	--	Inc.
		Freshpet (logo)	1310701	TMA745960	Freshpet,
Registered	Canada		7/26/2006	8/24/2009	Inc.
		Freshpet (new logo)	1834776	TMA1004048	Freshpet,
Registered	Canada		4/27/2017	8/31/2018	Inc.
			1541043	TMA843186	Freshpet,
Registered	Canada	FRESHPET	8/24/2011	2/13/2013	Inc.
		FRESHPET DOG	1541045	TMA865936	Freshpet,
Registered	Canada	JOY TREATS	8/24/2011	11/26/2013	Inc.
			1797079	TMA1018988	Freshpet,
Registered	Canada	FRESHPET STEWS	8/23/2016	4/9/2019	Inc.
			1582000	TMA856664	Freshpet,
Registered	Canada	FRESHPET VITAL	6/13/2012	7/31/2013	Inc.
Professor
		HOMESTYLE	1310322	TMA722403	Connors,
Registered	Canada	SELECT	7/26/2006	8/7/2008	Inc.
			1541044	TMA866727	Freshpet,
Registered	Canada	NATURE'S FRESH	8/24/2011	12/5/2013	Inc.
			1497098	TMA813823	Freshpet,
Registered	Canada	PETS EAT FRESH	9/23/2010	12/12/2011	Inc.
PLATS GRILLES
		(MC) (ROASTED	1547896	TMA838832	Freshpet,
Registered	Canada	MEALS)	10/14/2011	12/20/2012	Inc.
PROFESSOR
CONNOR'S
		DELIFRESH PET	1217119	TMA654589	Freshpet,
Registered	Canada	FOODS	5/12/2004	12/7/2005	Inc.

Status	Country	Mark	Appl. No./ Date Filed	Reg. No. / Date Registered	Owner
Registered	Canada	Professor Connor's DeliFresh Pet Foods (logo)	1219143 5/31/2004	TMA654095 12/1/2005	Freshpet, Inc.
Registered	Canada	PROFESSOR CONNOR'S HOSPITAL DIET	1235841 10/27/2004	TMA654174 12/1/2005	Freshpet, Inc.
Registered	Canada	ROASTED MEALS	1547894 10/14/2011	TMA838834 12/20/2012	Freshpet, Inc.
Pending	Canada	FRESHPET BRAND DOG FOOD SELECT SLICE & SERVE ROLL (& Design)	1949890 3/6/2019	--	Freshpet, Inc.
Pending	Canada	REAL FOOD FRESH FROM THE FRIDGE NON GMO (& Design)	1949891 3/6/2019	--	Freshpet, Inc.
Pending (Allowed)	Canada	THE POWER OF FRESH	1864574 10/25/2017	--	Freshpet, Inc.
Pending	Canada	VITAL FRESH CUTS	1948256 2/26/2019	--	Freshpet, Inc.
Registered	International Register (European Union)	DELI FRESH	1306466 6/27/2016	1306466 6/27/2016	Freshpet, Inc.
Registered	European Union	DOGNATION	10218683 8/25/2011	10218683 1/25/2012	Freshpet, Inc.
Registered	European Union	Freshpet (logo) (color)	14368922 7/16/2015	14368922 11/6/2015	Freshpet, Inc.
Registered	European Union	FRESHPET	10218741 8/25/2011	10218741 1/7/2012	Freshpet, Inc.
Registered	European Union	FRESHPET DOG JOY TREATS	10218642 8/25/2011	10217642 1/7/2012	Freshpet, Inc.
Registered	European Union	FRESHPET ROASTED MEALS	10324713 10/7/2011	10324713 2/16/2012	Freshpet, Inc.
Registered	International Register (European Union)	FRESHPET STEWS	1311488 8/19/2016	1311488 8/19/2016	Freshpet, Inc.

Status	Country	Mark	Appl. No./ Date Filed	Reg. No. / Date Registered	Owner
Registered	European Union	NATURE'S FRESH	10218717 8/25/2011	10218717 1/8/2012	Freshpet, Inc.
Registered	European Union	PETFRESH	10992808 6/26/2012	10992808 3/26/2013	Freshpet, Inc.
Registered	European Union	VITAL, BRAND DOG FOOD, NATURALLY FRESH, INSPIRED BY NATURE (includes bowl/product image)	10538619 1/3/2012	10538619 5/31/2012	Freshpet, Inc.
Registered	Germany	Freshpet (logo)	307489620 7/25/2007	30748962 10/16/2007	Professor Connors Inc.
Registered	Germany	Frisches Haustier	3020181029094 3/14/2018	302018102909 4/16/2018	Freshpet, Inc.
Registered	UK	FRESH PETS	2269182 5/3/2001	2269182 4/26/2002	Professor Connor's, Inc. also t/a FreshPet
Registered	UK	FRESH FROM THE FRIDGE	3265924 10/25/2017	3265924 1/19/2018	Freshpet, Inc.
Registered	UK	FRESHPET FRESH FROM THE FRIDGE	3265925 10/25/2017	3265925 1/19/2018	Freshpet, Inc.
Registered	UK	PETS PEOPLE PLANET	3252401 8/24/2017	3252401 11/17/2017	Freshpet, Inc.
Registered	UK	THE POWER OF FRESH	3265920 10/25/2017	3265920 1/19/2018	Freshpet, Inc.
Registered	US	BARK FOR A CURE	85966194 6/21/2013	4633387 11/4/2014	Freshpet, Inc.
Registered	US	CELEBRATION COOKIE	85854618 2/20/2013	4456600 12/24/2013	Freshpet, Inc.
Registered	US	CHILLY WAGS	85439504 10/5/2011	4239027 11/6/2012	Freshpet, Inc. DBA FreshPet
Registered (Renewed)	US	DELI FRESH	78526899 12/3/2004	3097552 5/30/2006	Freshpet, Inc.
Registered	US	Deli Fresh (logo)	86928841 3/4/2016	5063073 10/18/2016	Freshpet, Inc.
Registered	US	DOGNATION	85306353 4/27/2011	4163353 6/26/2012	Freshpet, Inc.

Status	Country	Mark	Appl. No./ Date Filed	Reg. No. / Date Registered	Owner
Registered	US	FRESH CUTS	87310241 1/23/2017	5444443 4/10/2018	Freshpet, Inc.
Registered	US	FRESH FOOD FOR FIDO	85646134 6/7/2012	4322208 4/16/2013	Freshpet, Inc.
Registered	US	FRESH FROM THE FRIDGE	87535893 7/20/2017	5406652 2/20/2018	Freshpet, Inc.
Registered	US	FRESH FROM THE KITCHEN	86346669 7/24/2014	4701478 3/10/2015	Freshpet, Inc.
Registered	US	FRESH INGREDIENTS. REAL HONEST FOOD.	86521129 2/2/2015	4875862 12/22/2015	Freshpet, Inc.
Registered (Renewed)	US	Freshpet (logo)	78803099 1/31/2006	3383087 2/12/2008	Freshpet, Inc.
Registered	US	FRESHPET	85245285 2/17/2011	4028462 9/20/2011	Freshpet, Inc.
Registered	US	FRESHPET DOG JOY	85306337 4/27/2011	4163352 6/26/2012	Freshpet, Inc.
Registered	US	FRESHPET PETS PEOPLE PLANET	86287260 5/21/2014	4800707 8/25/2015	Freshpet, Inc.
Registered	US	FRESHPET PURE	87462157 5/24/2017	5439688 4/3/2018	Freshpet, Inc.
Registered	US	FRESHPET STEWS	87056477 6/1/2016	5068840 10/25/2016	Freshpet, Inc.
Registered	US	FRESHPET VITAL	85647320 6/8/2012	4318889 4/9/2013	Freshpet, Inc.
Registered	US	HEALTHY MIXERS (Supplemental Register)	87126926 8/4/2016	5220074 6/6/2017	Freshpet, Inc.
Registered	US	NATURE'S FRESH	78778585 12/21/2005	3779569 4/20/2010	Freshpet, Inc.
Registered	US	PETFRESH	85659531 6/22/2012	4564737 7/8/2014	Freshpet, Inc.
Registered	US	PETS EAT FRESH	85659548 6/22/2012	4564738 7/8/2014	Freshpet, Inc.
Registered	US	PETS PEOPLE PLANET	87430073 4/28/2017	5403376 2/13/2018	Freshpet, Inc.

Status	Country	Mark	Appl. No./ Date Filed	Reg. No. / Date Registered	Owner
Registered	US	ROASTED MEALS (Supplemental Register)	85306362 4/27/2011	4127101 4/10/2012	Freshpet, Inc.
Registered	US	SIMPLE DELIGHTS	86314629 6/19/2014	4729209 4/28/2015	Freshpet, Inc.
Registered	US	VETERINARY NUTRITION	87377288 3/20/2017	5333853 11/14/2017	Freshpet, Inc.
Registered	US	VITAL	85306374 4/27/2011	4490116 3/4/2014	Freshpet, Inc.
Registered	US	VITAL COMPLETE MEALS	85306384 4/27/2011	4210970 9/18/2012	Freshpet, Inc. DBA FreshPet
Registered	US	VITAL PURE	86966534 4/6/2016	5116082 1/3/2017	Freshpet, Inc.
Registered	US	VITAL WHOLE BLENDS	86838339 12/3/2015	5097020 12/6/2016	Freshpet, Inc.
Registered	US	WAG FACTOR	85439509 10/5/2011	4306121 3/19/2013	Freshpet, Inc.
Registered	US	WAG-GURT	85439497 10/5/2011	4239026 11/6/2012	Freshpet, Inc. DBA FreshPet
Pending	US	FRESH REAL FOOD (Supplemental Register)	88013486 6/25/2018	--	Freshpet, Inc.
Not filed yet	US	FOOD FOR DOGS, NOT DOG FOOD	--	--	--
Registered	US	HOMESTYLE CREATIONS	87947679 6/4/2018	5735344 4/23/2019	Freshpet, Inc.
Registered	US	THE NEXT BEST THING TO A HOME- COOKED MEAL	87851296 3/27/2018	5629554 12/11/2018	Freshpet, Inc.
Registered	US	VITAL PIONEERING REAL FOOD	87800650 2/16/2018	5651338 1/8/2019	Freshpet, Inc.
Registered	US	ROASTED MEALS	87726487 12/19/2017	5508599 7/3/2018	Freshpet, Inc.

Licenses

None. Patents None. Copyrights None.

Schedule 5.18

Deposit Accounts and Securities Accounts

Entity	Type of Account	Account Number	Name and Address Associated with the Account
Freshpet, Inc.	Primary inbound account	0095-0517-5245	Bank of America 100 West 33rd Street New York, NY 10001
Freshpet, Inc.	Main AP Account	3810-1069-2460	Bank of America 100 West 33rd Street New York, NY 10001
Freshpet, Inc.	FSA Account	0038-1882-2370	Bank of America 100 West 33rd Street New York, NY 10001
Freshpet, Inc.	Plant Petty cash	0038-1259-2758	Bank of America 100 West 33rd Street New York, NY 10001
Freshpet, Inc.	Savings Account	0038-1257-8028	Bank of America 100 West 33rd Street New York, NY 10001
Freshpet, Inc.	Money Market Account	0038-1257-8073	Bank of America 100 West 33rd Street New York, NY 10001
Professor Connors Canada Inc.	US Dollar Account	0617-7318566	TD Canada Trust
Professor Connors Canada Inc.	TD Account	0617-5300778	TD Canada Trust
Freshpet Inc. / FP Europe LTD	GBP Account	6008-7828-8018	Bank of America London UK
Freshpet Inc. / FP Europe LTD	Euro Account	6022-5642-4016	Bank of America Dublin Ireland
Freshpet Inc. / FP NE B.V.	Euro Account	6004-2052-0016	Bank of America Amsterdam Netherlands

None.

Schedule 5.20 Permitted Indebtedness